UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OLD DOMINION FREIGHT LINE, INC.

_________________________________________________________

(Name of Registrant as Specified In Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way
Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. will be held Wednesday, May 20, 2020, at 10:00 a.m. Eastern Daylight Time, at our principal executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360, for the following purposes:

1.

To elect eleven directors to our Board of Directors for one-year terms and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors, as set forth in the accompanying proxy statement.

2.	To approve, on an advisory basis, the compensation of our named executive officers.
3.	To approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock.
4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.
5.	To transact such other business, if any, as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 12, 2020, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Ross H. Parr

Senior Vice President - Legal Affairs,

General Counsel and Secretary

Thomasville, North Carolina

April 20, 2020

If you do not intend to be present at the meeting, we ask that you vote your shares using a toll-free telephone number, the Internet or by signing, dating and returning the accompanying proxy card promptly so that your shares of common stock may be represented and voted at the Annual Meeting.  Instructions regarding the different voting options that we provide are contained in the accompanying proxy statement.

While we currently intend to hold our Annual Meeting of Shareholders as scheduled, we are sensitive to public health and travel safety concerns, as well as executive orders, advisories and recommendations that public officials have issued or may issue, including with respect to limitations on the size of gatherings, in light of the evolving coronavirus (COVID-19) pandemic.  As a result, we may take further actions, including imposing additional procedures regarding Annual Meeting attendance, changing the place of our Annual Meeting, and/or postponing our Annual Meeting.  If we change the time, date or place of our Annual Meeting, we will issue a press release and make a filing with the Securities and Exchange Commission.

2019 Nonqualified Deferred Compensation	50
Potential Payments Upon Termination or Change of Control	51
Life Insurance Policy	53
David Congdon Employment Agreement	53
Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives	55
CEO Pay Ratio Disclosure	56
Director Compensation	57
2019 Compensation of Directors	57
Components of Compensation	57
Equity Compensation Plan Information	59
Related Person Transactions	60
Executive Officer and Director Family Relationships	60
Other Family Relationships	60
Audit Committee Approval and Related Person Transactions Policy	60
Proposal 2 - Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers	61
Proposal 3 - Approval of an Amendment to our Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of our Common Stock	63
Proposal 4 – Ratification of the Appointment of our Independent Registered Public Accounting Firm	65
Independent Registered Public Accounting Firm Fees and Services	65
Annual Report on Form 10-K	66
Important Notice Regarding Delivery of Shareholder Documents	66
Deadline for Shareholder Proposals	66

OLD DOMINION FREIGHT LINE, INC.

Principal Executive Offices:  500 Old Dominion Way

Thomasville, North Carolina 27360

___________________

PROXY STATEMENT

___________________

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 20, 2020:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2019 Annual Report to Shareholders are available on our corporate website at https://ir.odfl.com/annual-shareholder-meeting-information.

This proxy statement is first being sent to shareholders on or about April 20, 2020, in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Old Dominion Freight Line, Inc. for use at the Annual Meeting of Shareholders to be held at our principal executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360 on Wednesday, May 20, 2020, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof. If you need directions so you can attend the Annual Meeting and vote in person, please contact our Corporate Secretary at (336) 889-5000.

On February 21, 2020, we announced that our Board approved a three-for-two stock split of the Company’s outstanding shares of common stock, and our common stock began trading on a split-adjusted basis on March 25, 2020 (the “three-for-two stock split”). All share and per-share information presented in this proxy statement has been adjusted to reflect the three-for-two stock split, unless otherwise indicated.

While we currently intend to hold our Annual Meeting of Shareholders as scheduled, we are sensitive to public health and travel safety concerns, as well as executive orders, advisories and recommendations that public officials have issued or may issue, including with respect to limitations on the size of gatherings, in light of the evolving coronavirus (COVID-19) pandemic.  As a result, we may take further actions, including imposing additional procedures regarding Annual Meeting attendance, changing the place of our Annual Meeting, and/or postponing our Annual Meeting.  If we change the time, date or place of our Annual Meeting, we will issue a press release and make a filing with the Securities and Exchange Commission.

2020 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders
• Time and Date	10:00 a.m., Wednesday, May 20, 2020
• Place	Old Dominion’s principal executive offices
500 Old Dominion Way
Thomasville, North Carolina 27360
• Record Date	March 12, 2020

Annual Meeting of Shareholders (continued)
• Voting

Shareholders as of the record date are entitled to vote.  Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on at the meeting.

• Admission

If you decide to attend the meeting in person, upon your arrival you will need to register with our receptionist in the main lobby of our principal executive offices.  See page 7 for further instructions and registration requirements.

Meeting Agenda/Proposals
			Board Vote Recommendation		Page Reference (for more detail)
• Election of eleven directors			FOR ALL		11
• Approval, on an advisory basis, of the compensation of our named executive officers			FOR		61
• Approval of an Amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock			FOR		63
• Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020			FOR		65

Transact other business, if any, that properly comes before the meeting

Election of Directors

Our directors are elected annually for one-year terms. The following table provides summary information about each director nominee. Upon the recommendation of its Governance and Nomination Committee, the Board has determined to increase its size from ten directors to eleven directors. The eleven nominees below are comprised of ten current directors and Wendy T. Stallings, a nominee of the Board’s Governance and Nomination Committee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

						Committees
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	GNC

Earl E. Congdon	89	1952	Senior Executive Chairman of the Board of Directors, Old Dominion	Leadership, Industry, Operations, Strategy

David S. Congdon	63	1998	Executive Chairman of the Board of Directors, Old Dominion	Leadership, Industry, Operations, Strategy

Election of Directors (continued)
						Committees
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	GNC
Sherry A. Aaholm	57	2018	Vice President and Chief Information Officer, Cummins, Inc.	Leadership, Technology, Logistics, Transportation	X	X		X

John R. Congdon, Jr.	63	1998	Private investor	Leadership, Fleet Management, Logistics

Bradley R. Gabosch	68	2016	Private investor	Leadership, Accounting, Management	X	X		X

Greg C. Gantt	64	2018	President and Chief Executive Officer, Old Dominion	Leadership, Industry, Operations, Strategy

Patrick D. Hanley	75	2016	Private investor	Leadership, Accounting, Logistics	X	X	X
John D. Kasarda, Ph.D.	74	2008

Professor Emeritus and Director of Center for Air Commerce at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School; CEO of Aerotropolis Business Concepts LLC; President of Aerotropolis Institute China

				Leadership, Economic Development, Logistics	X			C
Wendy T. Stallings	45	2020	Owner and President, TPI Event Solutions, Inc.; Co-Owner and Vice President, Excel Learning Centers	Leadership, Management, Marketing	X
Leo H. Suggs	80	2009	Private investor	Leadership, Logistics, Operations	X		C	X

D. Michael Wray	59	2008	President, Riverside Brick & Supply Company, Inc.	Leadership, Accounting, Management	X	C	X
AC - Audit Committee				GNC - Governance and Nomination Committee

CC - Compensation Committee				C - Committee Chair

Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board believes that our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our shareholders.

Fiscal 2019 Executive Compensation Elements
Type	Form	General Purpose and Terms
Cash	Base Salary	Retention component that is reviewed annually and adjusted as needed, and executives are generally eligible for an annual increase.
Non-Equity Performance Incentive Plan ("PIP")

Motivates and rewards performance by linking a significant portion of compensation to profitability. Earned monthly based upon a fixed percentage, or participation factor, of our pre-tax income. No payment unless pre-tax income exceeds a required minimum performance threshold.

Equity-based	Performance-Based Restricted Stock Award (“RSA”)

Aligns executive compensation with Company performance and shareholder value. Grants are awarded based on the Company’s operating ratio. Any shares granted generally vest in increments of 33% per year on the anniversary of the grant date, subject to continued service requirements.

Performance-Based Restricted Stock Unit Award (“PBRSU”)

Ties executive compensation to Company achievement of pre-tax income growth performance targets over a one-year performance period, with one-third of the award vesting following the conclusion of the performance period (to the extent the performance target is met) and an additional one-third of the award vesting on each anniversary thereafter, subject to continued service requirements.

Other Employee Benefits	401(k) Plan	Retirement plan with Company match; executive officers receive the same benefit as all employees.
Nonqualified Deferred Compensation Plan

Self-funded retirement benefit; participants can defer significant percentages of annual base salary and monthly non-equity performance-based incentive compensation.  No Company match or other contributions are provided by us.

Fiscal 2019 Compensation Decisions

The principal factors in the Compensation Committee’s executive compensation decisions for 2019 were our financial performance, the relationship of executive compensation to the Company’s pre-tax income, absolute and relative performance compared to industry peers, the amount of compensation that is performance-based, and the review and analysis conducted by its independent compensation consultant. Effective for 2019, several changes were made to our executive compensation program, as more fully described in “Compensation Discussion and Analysis,” in response to shareholder feedback and in an effort to strengthen the alignment of our executive compensation program with the long-term interests of our shareholders. We believe that these changes were strongly supported by our shareholders, as approximately 91% of the votes cast on the advisory vote to approve the compensation of our named executive officers at our 2019 annual meeting of shareholders were in favor of such proposal.

Fiscal 2019 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, our Chief Financial   Officer, and our next three most highly compensated executive officers, to whom we refer to collectively  as our named executive officers, for the fiscal year ended December 31, 2019.

Name	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Earl E. Congdon Senior Executive Chairman of the Board	400,000	880,915	2,883,824	25,700	144,230	4,334,669

David S. Congdon Executive Chairman of the Board	727,332	1,607,641	4,943,698	20,120	232,461	7,531,252

Greg C. Gantt President and Chief Executive Officer	727,846	1,607,641	4,943,698	24,548	41,217	7,344,950

Adam N. Satterfield Senior Vice President – Finance, Chief Financial Officer and Assistant Secretary	460,117	1,024,193	1,812,689	21	38,445	3,335,465

Kevin M. Freeman Executive Vice President and Chief Operating Officer	545,558	1,211,401	2,471,849	5,844	24,763	4,259,415

Approval of an Amendment to our Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of our Common Stock

To provide us with the flexibility necessary to respond to future needs and opportunities, we are asking our shareholders to approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock.

Ratification of the Appointment of our Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

2021 Annual Meeting

•    Shareholder proposals submitted pursuant to Securities and Exchange Commission ("SEC") Rule 14a-8 must be received by us by December 21, 2020.

•    Notice of shareholder proposals outside of SEC Rule 14a-8 must be received by us no earlier than November 21, 2020 and no later than December 21, 2020.

General Information

The accompanying proxy is solicited by and on behalf of our Board, and the entire cost of such solicitation will be borne by us.  This solicitation is being made by mail and may also be made in person or by fax, telephone, or Internet by our officers or employees.  In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we will reimburse them for their reasonable expenses in connection therewith.

The accompanying proxy is for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner's name through our transfer agent may vote by either:  (i) completing the enclosed proxy card and mailing it in the postage-paid envelope provided; (ii) voting over the Internet by accessing the website identified on the proxy card and following the on-line instructions; or (iii) calling the toll-free telephone number identified on the proxy card.  Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Tuesday, May 19, 2020.

For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, you should receive a voting instruction form from that institution in lieu of a proxy card.  The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone.  Many banks and brokerage firms participate in the online program offered by Broadridge Financial Solutions, Inc.  This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone.  The Broadridge Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Tuesday, May 19, 2020.  The Broadridge Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in accordance with the instructions provided to you.

If you decide to attend the meeting in person, upon your arrival you will need to register with our receptionist in the main lobby of our principal executive offices at 500 Old Dominion Way, Thomasville, North Carolina 27360.  Please be sure to have your state or government issued photo identification with you at the time of registration.  After a determination that you are a registered holder of Old Dominion common stock as of the record date, you will be allowed to access the meeting room and attend our Annual Meeting.  If you are not a registered shareholder but beneficially own shares of our common stock as of the record date, please be sure that you bring your state or government issued photo identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of our common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the Annual Meeting) to present to us at the time of registration.

The Board of Directors has fixed March 12, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  On March 12, 2020, there were 79,189,143 outstanding shares of our common stock each entitled to one vote.  This amount is not adjusted for the three-for-two stock split because the shares issued in the three-for-two stock split were not outstanding on the record date.  The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting.  Shareholders do not have cumulative voting rights in the election of directors.

Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners.  Under the applicable rules governing such brokers, the proposals to ratify the appointment of our independent registered public accounting firm and to amend our articles of incorporation are considered “discretionary” items. This means that brokers may vote using their discretion on these proposals on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items because the brokers are not entitled to vote such uninstructed shares.  The proposals to elect directors and approve, on an advisory basis, the compensation of our named executive officers are considered “non-discretionary,” which means that brokers cannot vote your uninstructed shares when they do not receive voting instructions from you.

Assuming the existence of a quorum at the Annual Meeting, the voting options for each proposal presented in this proxy statement, as well as the vote required to approve each proposal at the Annual Meeting, are as follows:

Proposal 1 - Election of Directors:  With respect to this proposal, you may cast your vote “for all,” “withhold all” or “for all except” with respect to the director nominees.  The nominees receiving a plurality of the votes cast will be elected as directors.

Proposal 2 - Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers:  With respect to this proposal (the results of which will not be binding upon Old Dominion or the Board), you may vote “for,” “against,” or “abstain” from voting.  For this non-binding vote to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 3 - Approval of an Amendment to our Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Our Common Stock: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. Approval of this proposal requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock as of the record date.

Proposal 4 - Ratification of the Appointment of Our Independent Registered Public Accounting Firm:  With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting.  For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Abstentions, shares that are withheld as to voting and broker non-votes (if any) will be counted for determining the existence of a quorum, but will not be counted as a vote cast with respect to Proposals 1, 2 and 4 and, therefore, will have no effect on the outcome of the vote for any of these proposals presented at the Annual Meeting. Because Proposal 3 requires the vote of outstanding shares, as opposed to votes cast, abstentions will have the effect of a negative vote on Proposal 3.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification.  If no specification is made but the proxy is otherwise properly completed, the shares represented thereby will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on an advisory basis, of the compensation of our named executive officers, “for” the amendment to our articles of incorporation, and “for” the ratification of the appointment of our independent registered public accounting firm.  Any shareholder submitting the accompanying proxy has the right to revoke it by notifying our Corporate Secretary in writing at any time prior to the voting of the proxy.  A proxy is suspended if the person giving the proxy properly elects to vote in person and attends the Annual Meeting.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting.  If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, our only class of voting security, as of March 12, 2020, or such other date as indicated in the footnotes to the table, for: (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director and the director nominee; (iii) each executive officer; and (iv) all directors, the director nominee and all executive officers as a group.  Beneficial ownership is determined in accordance with the rules of the SEC.  Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360.  As of March 12, 2020, and in compliance with our securities trading policy, none of our directors or executive officers have pledged our common stock.

The number of shares reported for each shareholder in the table and footnotes below, including the number of shares disclosed as having been reported in the Schedule 13G or Schedule 13G/A by each of The Vanguard Group, Capital Research Global Investors, Capital International Investors, and BlackRock, Inc. has been adjusted to reflect the three-for-two stock split.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, PA 19355	11,377,752	9.6%
Capital Research Global Investors (3) 333 South Hope Street Los Angeles, CA 90071	10,940,991	9.2%
Capital International Investors (4) 11100 Santa Monica Boulevard 16th Floor Los Angeles, CA 90025	6,825,894	5.7%
David S. Congdon (5)	6,727,354	5.7%
BlackRock, Inc. (6) 55 East 52nd Street New York, NY 10055	6,398,635	5.4%
John R. Congdon, Jr. (7)	5,219,126	4.4%
Earl E. Congdon (8)	2,707,072	2.3%
Greg C. Gantt (9)	31,439	*
Adam N. Satterfield (10)	24,656	*
Kevin M. Freeman (11)	19,975	*
Cecil E. Overbey, Jr. (12)	17,178	*
Ross H. Parr (13)	13,653	*
Christopher T. Brooks (14)	12,743	*
John D. Kasarda	12,175	*
Gregory B. Plemmons (15)	10,996	*
David J. Bates (16)	10,690	*
D. Michael Wray	9,802	*
Leo H. Suggs	9,727	*
Bradley R. Gabosch	6,427	*
Patrick D. Hanley	6,427	*
Sherry A. Aaholm	2,461	*
Wendy T. Stallings	—	*
All Directors, the Director Nominee and All Executive Officers as a Group (18 persons) (17)	13,908,187	11.7%
_______________

*	Less than 1%
(1)

Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name.  Beneficial ownership was determined from public filings, representations by the named shareholders and the Old Dominion Freight Line, Inc. 401(k) Plan.

(2)

Information was obtained from a Schedule 13G/A filed on February 12, 2020 with the SEC by The Vanguard Group (“Vanguard”).  Vanguard reported: (i) sole power to vote, or direct the vote of, 145,365 shares; (ii) sole power to dispose of, or direct the disposition of, 11,213,928 shares; (iii) shared power to vote, or direct the vote of, 27,063 shares; and (iv) shared power to dispose of, or direct the disposition of, 163,824 shares.

(3)

Information was obtained from a Schedule 13G/A filed on February 14, 2020 with the SEC by Capital Research Global Investors (“Capital Research”).  Capital Research reported sole power to vote, or direct the vote of, 10,940,709 shares, and sole power to dispose of, or direct the disposition of, 10,940,991 shares. Capital Research has disclaimed beneficial ownership of these shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(4)

Information was obtained from a Schedule 13G filed on February 14, 2020 with the SEC by Capital International Investors (“Capital International”).  Capital International reported sole power to vote, or direct the vote of, 6,812,002 shares, and sole power to dispose of, or direct the disposition of, 6,825,894 shares. Capital International has disclaimed beneficial ownership of these shares pursuant to Rule 13d-4 under the Exchange Act.

(5)

Includes: (i) 18,877 shares held directly by David S. Congdon; (ii) 85,665 shares held in Mr. Congdon’s 401(k) retirement plan; (iii) 2,495,884 shares held as trustee of various family trusts; (iv) 1,885,856 shares held through shared voting and investment rights as co-trustee of various family trusts; (v) 1,769,606 shares held through shared voting and investment rights with the shareholder’s spouse as trustee of various family trusts; and (vi) 471,466 shares beneficially owned by certain other family members through various trusts.

(6)

Information was obtained from a Schedule 13G/A filed on February 5, 2020 with the SEC by BlackRock, Inc. (“BlackRock”).  BlackRock reported sole power to vote, or direct the vote of, 5,506,879 shares, and sole power to dispose of, or direct the disposition of, 6,398,635 shares.  As reported, various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares.  No one person’s interest in the shares is greater than five percent of the total outstanding common shares.

(7)

Includes: (i) 1,209 shares held directly by John R. Congdon, Jr.; (ii) 1,945,661 shares held as trustee of various family trusts; (iii) 385,779 shares held through shared voting and investment rights as co-trustee of various family trusts; (iv) 69,096 shares held by the shareholder’s spouse as trustee of various family trusts; and (v) 2,177,421 shares held by another trust of the shareholder. This amount also includes 639,960 shares held by a GRAT Remainder Trust, with respect to which John R. Congdon, Jr. disclaims beneficial ownership.

(8)

Includes (i) 12,744 shares held directly by Earl Congdon; (ii) 47,265 shares held in Mr. Congdon’s 401(k) retirement plan; (iii) 1,227,221 shares held as trustee of various family trusts; and (iv) 486,128 shares held by the shareholder’s spouse as trustee of various family trusts. This amount also includes 933,714 shares held by a GRAT Remainder Trust, with respect to which Earl E. Congdon disclaims beneficial ownership.

(9)	Includes 7,550 shares owned in Mr. Gantt’s 401(k) retirement plan.

(10)	Includes 10,114 shares owned in Mr. Satterfield’s 401(k) retirement plan.
(11)	Includes 4,240 shares owned in Mr. Freeman’s 401(k) retirement plan.
(12)	Includes 3,433 shares owned in Mr. Overbey’s 401(k) retirement plan.
(13)	Includes 303 shares owned in Mr. Parr’s 401(k) retirement plan.
(14)	Includes 761 shares owned in Mr. Brooks’ 401(k) retirement plan.
(15)	Includes 277 shares owned in Mr. Plemmons’ 401(k) retirement plan.
(16)	Includes 495 shares owned in Mr. Bates’ 401(k) retirement plan.
(17)

The group of all directors, the director nominee and all executive officers includes 933,714 shares that are included in the beneficial ownership of two individuals within the group.  These shares are counted only once in the total for the group.

Proposal 1 - Election of Directors

Our Bylaws currently provide that the number of directors shall be not less than five nor more than twelve.  Upon the recommendation of its Governance and Nomination Committee, the Board has determined to increase its size from ten directors to eleven directors. The Board, upon the recommendation of its Governance and Nomination Committee, has nominated ten current directors and one director nominee – Wendy T. Stallings – for election to the Board at the Annual Meeting. The Governance and Nomination Committee discussed multiple candidates as potential director nominees following an extensive selection process, including due consideration of diversity and other criteria as set forth in our Corporate Governance Guidelines relating to the recommendation of director nominees, and also obtained input from our CEO and other members of management as appropriate. Although we involved an external firm in a prior director search, we did not utilize such a firm during this selection process due to the diverse group of candidates available for our consideration. Ms. Stallings was recommended to the Governance and Nomination Committee by the Chief Executive Officer of Old Dominion, without the involvement of an external search firm. Following multiple meetings with members of the Board and Old Dominion’s management, team, Ms. Stallings was formally nominated for election to the Board at the Annual Meeting.

Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees.  In accordance with its charter and our Corporate Governance Guidelines, the Governance and Nomination Committee has recommended, and the Board has approved, the eleven individuals named below to serve as directors until our next annual meeting and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors.

The age and a brief biographical description of each director nominee, his or her position with us, certain board memberships, and the nominee’s specific experience, qualifications, attributes, skills, diversity characteristics or other factors that led our Board to conclude that the candidate is well-qualified to serve as a member of our Board are set forth below.  This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC.  All of the nominees have consented to serve as directors, if elected.

Earl E. Congdon (89) joined us in 1949 and has served as a director since 1952. Mr. Congdon was our President and Chief Executive Officer from 1962 until 1985 and served as Chairman of our Board of Directors and Chief Executive Officer from 1985 through 2007.  In October 2007, the Board of Directors appointed Mr. Congdon to the position of Executive Chairman of the Board of Directors, effective January

2008.  The Board elected and appointed Mr. Congdon to his current position of Senior Executive Chairman effective May 2018.  He is the son of E. E. Congdon, one of our founders, the father of David S. Congdon and the uncle of John R. Congdon, Jr. Through his more than 70 years of experience with us, including 45 years as our Chief Executive Officer, Mr. Congdon helped transform Old Dominion from a small regional company to a leading, publicly-traded, less-than-truckload (“LTL”) company through geographic expansion and acquisitions.  As a result, he brings to our Board first-hand knowledge of the opportunities and challenges in our LTL industry. Mr. Congdon has valuable insight into the execution of our strategic, long-term objectives and is keenly aware of the operating complexities of the transportation industry.

David S. Congdon (63) was appointed Executive Chairman of the Board effective May 2018, having previously served as Vice Chairman of the Board and Chief Executive Officer from May 2015 to May 2018, and President and Chief Executive Officer from January 2008 to April 2015.  He was our President and Chief Operating Officer from May 1997 to December 2007 and served in various positions in operations, maintenance and engineering between 1978 and 1997.  He was first elected a director in 1998 and is the son of Earl E. Congdon. Mr. Congdon, through his more than 40 years of service to us, including 22 years of service as an executive officer of Old Dominion, has played a critical role in helping us develop our strategic plan and grow our operations through geographic expansion and acquisitions.  He has experience leading us through difficult operating conditions and has guided Old Dominion to sustained profitability and significant growth in shareholder value.  The Board benefits from Mr. Congdon’s critical knowledge of the LTL industry, as well as his deep understanding of the operational and regulatory complexities that we must address as a publicly-traded transportation company.

Greg C. Gantt (64) was first elected as a director in 2018.  He has served as our President and Chief Executive Officer since May 2018 and previously served as our President and Chief Operating Officer from May 2015 to May 2018.  He was our Executive Vice President and Chief Operating Officer from June 2011 to May 2015, and served as our Senior Vice President - Operations from January 2002 to June 2011.  He joined us in November 1994 and was one of our regional Vice Presidents until January 2002.  Prior to his employment with us, Mr. Gantt served in many operational capacities with Carolina Freight Carriers Corporation, including Vice President of its Southern Region. Mr. Gantt, through his ever-increasing roles and responsibilities with us over the past 26 years, has played a critical role in the development of our operational plan and brings to the Board significant expertise in LTL industry leadership and business strategy.

Sherry A. Aaholm (57) was first elected as a director in 2018.  Since June 2013, Ms. Aaholm has served as Vice President - Chief Information Officer of Cummins, Inc. (NYSE:  CMI), a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and related technologies.  From August 1999 to December 2012, Ms. Aaholm served as Executive Vice President, Information Technology of FedEx Services.  The Board benefits from her over 31 years of overseeing mission critical information system resources, with extensive experience in technology and information security, including in the transportation and logistics industries.

John R. Congdon, Jr. (63) was first elected as a director in 1998.  Prior to their acquisition by Penske Truck Leasing in July 2017, Mr. Congdon served as the Chairman of the Board of Directors and Chief Executive Officer for each of Old Dominion Truck Leasing, Inc. and Dominion Dedicated Logistics, Inc. Mr. Congdon has over 40 years of experience in the trucking industry and brings to the Board extensive knowledge of dedicated logistics, fleet management services and the purchase and sale of equipment.  Having previously served as chairman of a board, Mr. Congdon also brings experience in board management.

Bradley R. Gabosch (68) was first elected as a director in 2016. Mr. Gabosch previously served as Managing Director for the public accounting firm Grant Thornton LLP from August 2014 to May 2016. Mr. Gabosch also served in various positions at Grant Thornton LLP, including as Carolinas Managing Partner, from October 2009 until his retirement as partner in July 2013. He has over 43 years of experience in the public accounting profession, of which 29 years were spent as an audit partner. Mr.

Gabosch brings to the Board extensive knowledge of accounting and management and a strong understanding of financial statement oversight and disclosure matters.

Patrick D. Hanley (75) was first elected as a director in 2016. Mr. Hanley has an extensive history in the trucking industry where he previously served as Senior Vice President - Finance and Accounting of UPS Freight (formerly Overnite Corporation) from August 2005 to October 2007. Mr. Hanley also served on the board of directors of Overnite Corporation and as Director, Senior Vice President and Chief Financial Officer of Overnite Transportation from June 1996 to August 2005.  Prior to UPS Freight and Overnite Corporation, Mr. Hanley served in various senior financial positions at Union Pacific Resources Group and Union Pacific Corporation. Mr. Hanley has served on the Board of Directors of NewMarket Corporation (NYSE:  NEU), which develops, manufactures, blends and delivers petroleum additives that enhance the performance of automotive and industrial products, since 2004. Mr. Hanley served as Chairman of the Board of Directors of Gallium Technologies, LLC from January 2011 to January 2016, having previously served as its President and Chief Executive Officer from July 2009 to January 2011.  He also served on the Board of Directors for Xenith Bankshares, Inc. from January 2010 to July 2016. Mr. Hanley brings to the Board significant knowledge in the management and oversight of public companies and significant leadership experience in accounting and finance within the trucking industry.

John D. Kasarda, Ph.D. (74) was first elected as a director in 2008. Dr. Kasarda is Professor Emeritus and Director of the Center for Air Commerce at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School.  He has been employed by this university since 1977. Dr. Kasarda also serves as the President and Chief Executive Officer of Aerotropolis Business Concepts LLC and the President of Aerotropolis Institute China.  He is considered the leading developer of the aerotropolis concept, which brings together air logistics and surface transportation to foster airport-linked business development. Dr. Kasarda previously served on the Board of Directors of Prologis Institutional Alliance REIT II from 2004 to 2014. Dr. Kasarda is currently Editor-in-Chief of Logistics, an international journal of transportation and supply chain management, and brings a unique perspective and creative insights to our Board due to his breadth of knowledge in business strategy, transportation, logistics and global supply chain management, combined with his thought leadership and worldwide experiences in the transportation industry.

Wendy T. Stallings (45) was nominated by our Board’s Governance and Nomination Committee as further described under “Proposal 1 – Election of Directors.”  Ms. Stallings is the sole owner of TPI Event Solutions, Inc., a full-service event management company specializing in catering, hospitality, corporate events, merchandise and contract fulfillment, where she has served as President since December 2000.  She is also the co-owner of Excel Learning Centers, a children’s early learning program with 16 campuses located throughout North Carolina, where she has served as Vice President since March 2006. The Board will benefit from Ms. Stallings’ law degree as well as her comprehensive expertise in entrepreneurship, strategic planning, customer relations and business management.

Leo H. Suggs (80) was first elected as a director in 2009 and has served as our Lead Independent Director since December 2018. Mr. Suggs has a long and distinguished career in the trucking industry that began in 1958, holding a wide range of positions that included Chairman, President and Chief Executive Officer of Overnite Transportation Company from 1996 to 2005 and President and Chief Executive Officer of UPS Freight from 2005 to 2006.  As President and Chief Executive Officer of Overnite Transportation, and as a member of its Board of Directors from November 2003 to May 2005, Mr. Suggs gained extensive knowledge about managing a union-free motor carrier in the LTL industry.  He understands the opportunities and challenges associated with the LTL industry, and has first-hand knowledge of merger and acquisition considerations and strategies. Mr. Suggs previously served on the Board of Directors of privately-held Greatwide Logistics Services, a provider of transportation and logistics management services, from July 2011 to December 2014, and The Kenan Advantage Group, Inc., a privately-held tank truck hauler and logistics provider, from July 2010 to July 2015.  We believe that Mr. Suggs is invaluable to our Board as an adviser on logistics services and LTL operations.

D. Michael Wray (59) was first elected as a director in 2008. Mr. Wray is the President of Riverside Brick & Supply Company, Inc., a distributor of masonry materials in central Virginia. Mr. Wray has served in that position since 1998 and was formerly its Vice President and General Manager from 1996 to 1998. From 1992 to 1995, Mr. Wray was employed by Ruff Hewn, Inc., an apparel designer and manufacturer, where he held positions including Chief Financial Officer and Treasurer. Mr. Wray also served in various audit and management positions with Price Waterhouse from 1982 to 1992.  The Board benefits from his experience in public accounting, which includes experience with the transportation industry.  In addition, he has extensive knowledge of accounting and a valuable understanding of financial statement oversight and disclosure considerations gained from his experience as a chief financial officer. Mr. Wray also brings company leadership and business management expertise to his service on our Board as a result of his ongoing responsibilities as President of Riverside Brick & Supply Company, Inc.

The nominees receiving a plurality of the votes cast will be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

Executive Officers

The following provides certain information about our executive officers who are not directors or nominees:

David J. Bates (55) was appointed Senior Vice President - Operations in October 2011 after serving as our Vice President - Central States Region since July 2007.  From March 2002 to July 2007, Mr. Bates served as our service center manager in Harrisburg, Pennsylvania. Mr. Bates has also served in various other positions in operations with Old Dominion since joining us in December 1995.

Christopher T. Brooks (49) was appointed Senior Vice President - Human Resources & Safety effective January 2018 after serving as our Vice President - Human Resources from June 2015 to December 2017.  Prior to joining us, he served as Senior Vice President of Human Resources at National General Insurance from January 2015 to June 2015 after serving as Vice President of Human Resources at National General Insurance from January 2010 to December 2014.

Kevin M. Freeman (61) was appointed Executive Vice President and Chief Operating Officer effective May 2018 after serving as our Senior Vice President - Sales from January 2011 to May 2018 and Vice President of Field Sales from May 1997 to December 2010. Mr. Freeman has 41 years of experience in the transportation industry, and has held various positions in sales with Old Dominion since joining us in February 1992.

Cecil E. Overbey, Jr. (58) was appointed Senior Vice President - Strategic Development in January 2011 after serving as our Vice President of National Accounts and Marketing since July 2000. Mr. Overbey has 35 years of experience in the transportation and distribution industries, and since joining us in June 1995 as a National Account Executive, has held various other management positions in sales and marketing with Old Dominion.

Ross H. Parr (48) was appointed Senior Vice President - Legal Affairs, General Counsel and Secretary effective January 2016, after serving as our Vice President - Legal Affairs, General Counsel and Secretary since May 2012. Mr. Parr joined us in August 2011 and served as our Vice President, Deputy General Counsel and Assistant Secretary until May 2012.  From August 2003 to December 2007 Mr. Parr was an associate, and from January 2008 to August 2011 he was a member, at the law firm Womble Carlyle Sandridge & Rice (now known as Womble Bond Dickinson (US) LLP).

Gregory B. Plemmons (55) was appointed Senior Vice President – Sales effective January 1, 2019, after serving as our Vice President – Field Sales since September 2013. He also served as our Vice President – OD Global from December 2002 to September 2013. Mr. Plemmons has 32 years of experience in the transportation industry, and has served Old Dominion in various other positions in sales since joining us in April 1997.

Adam N. Satterfield (45) was appointed Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary effective January 2016, after serving as our Vice President - Treasurer since June 2011. Mr. Satterfield also served as our Director - Finance and Accounting from August 2007 to June 2011 and as our Manager - SEC Reporting from October 2004 to August 2007.  Prior to joining us in October 2004, he was an Audit Manager with KPMG LLP, a global accounting firm. Mr. Satterfield is a Certified Public Accountant.

Corporate Governance

Board Leadership Structure

Historically, our Chairman of the Board has also served as our Chief Executive Officer, and these dual roles were held for many years by our current Senior Executive Chairman of the Board, Earl E. Congdon.  In 2007, however, following Earl E. Congdon's decision to resign from the Chief Executive Officer position effective on January 1, 2008, the Board determined that it was in the best interests of our shareholders to appoint David S. Congdon, who had been serving as our President and Chief Operating Officer, as our Chief Executive Officer and to redesignate Earl E. Congdon as Executive Chairman of the Board.  The Board took these actions because it wanted to preserve the ability of a former Chief Executive Officer to continue to have a significant executive role on our management team. This objective was further maintained with the transitions of David S. Congdon to Executive Chairman and Earl E. Congdon to Senior Executive Chairman as part of the Board’s designed succession plan effective May 2018.

The Board also believes that strong, independent Board leadership is an important aspect of effective corporate governance and, as a result, appointed a Lead Independent Director in January 2010. Leo H. Suggs has served in such role since December 2018. Our Lead Independent Director's responsibilities and authority include presiding at meetings of our independent directors, coordinating with our Senior Executive Chairman, our Executive Chairman and our Chief Executive Officer on Board meeting agendas, schedules and materials and otherwise acting as a liaison between the independent directors, our Senior Executive Chairman, our Executive Chairman and our Chief Executive Officer.  For these reasons, the Board believes that this leadership structure is appropriate for us.  The Board believes that there is no specific generally accepted leadership structure that applies to all companies, nor is there one specific leadership structure that permanently suits us.  As a result, our decision as to whether to combine, separate or add to the positions of Chairman and Chief Executive Officer and whether to have a Lead Independent Director may vary from time to time, as industry or our own conditions and circumstances warrant.  The independent directors of the Board consider the Board's leadership structure on an annual basis to determine the structure that is most appropriate for the governance of Old Dominion.

Independent Directors

In accordance with the listing standards of The Nasdaq Stock Market, LLC (“Nasdaq”), our Board must consist of a majority of independent directors.  The Board, upon the recommendation of the Governance and Nomination Committee, has determined that current directors Ms. Aaholm, Mr. Gabosch, Mr. Hanley, Dr. Kasarda, Mr. Suggs and Mr. Wray, and director nominee Ms. Stallings, are each independent in accordance with Nasdaq listing standards.  The Board performed a review to determine the independence of its members and Ms. Stallings and made a subjective determination as to each that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion.  In making these determinations, the Board considered information provided by the directors as well as Ms. Stallings, in addition to information obtained by us, with regard to each individual's business and personal activities as they may relate to us and our management.  Our Corporate Governance Guidelines direct the independent directors of the Board to meet in executive session at least twice each year, and they met five times in 2019.  Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board” in this proxy statement.

Attendance and Committees of the Board

Pursuant to our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members.  All directors then in office were present at the 2019 Annual Meeting that was held on May 15, 2019.  Our Board of Directors held five meetings during 2019.  The Board of Directors has three standing committees:  the Audit Committee, the Compensation Committee and the Governance and Nomination Committee.  Each member of the Audit Committee, the Compensation Committee and the Governance and Nomination Committee is an “independent director” as such term is defined under applicable SEC rules and regulations and Nasdaq listing standards.  In 2019, all incumbent directors attended at least 75% of the aggregate meetings held by the Board and their assigned committees during the period for which they served on the Board or such committees.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of D. Michael Wray (Chair), Sherry A. Aaholm, Bradley R. Gabosch, and Patrick D. Hanley, each of whom the Board has determined is independent pursuant to applicable SEC rules and regulations and Nasdaq listing standards.  The Board has determined that all Audit Committee members are financially literate and that Mr. Gabosch, Mr. Hanley and Mr. Wray each qualify as an “audit committee financial expert” as defined by applicable SEC rules.  Please refer to the experience described for each of these members under “Proposal 1 - Election of Directors” in this proxy statement.

The Audit Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/governance-docs.  The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval.  Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board to serve for one-year terms.  Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee,” which is included in this proxy statement. In fulfilling its duties, the Audit Committee, among other things, appoints, compensates and oversees the work of the independent registered public accounting firm.  In addition, our Risk Management and Compliance Departments report to the Audit Committee on the assessment and mitigation of key risk and compliance matters across our business, and our OD Technology Department reports to the Audit Committee on our cybersecurity, technology and data privacy initiatives. The Audit Committee met four times and held six telephonic meetings in 2019.  The Audit Committee holds telephonic meetings after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP (“EY”), the financial results to be included in our periodic filings with the SEC prior to their release.

Compensation Committee

Our Compensation Committee currently consists of Leo H. Suggs (Chair), Patrick D. Hanley and D. Michael Wray, each of whom the Board has determined to be independent pursuant to applicable SEC rules and regulations and Nasdaq listing standards.  Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board to serve for one-year terms.

The Compensation Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation.  The Compensation Committee is also responsible for reviewing the results of our most recent “say-on-pay” vote and any shareholder feedback from our shareholder outreach initiatives, and also determines whether any adjustments to our compensation policies and practices are necessary or appropriate in light of such “say-on-pay” vote or shareholder feedback.  Please refer to our compensation philosophy described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and non-employee director compensation.  The Compensation Committee also reviews and evaluates our non-employee director compensation program, and recommends changes as deemed necessary to maintain alignment with our compensation philosophy.

The Compensation Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/governance-docs.  The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval.  The Committee meets periodically and is authorized to obtain opinions or reports from external or internal sources as it may deem appropriate or necessary to assist and advise it in connection with its responsibilities.  The Compensation Committee met four times in 2019.  In addition, the Chair of the Compensation Committee meets periodically with our Executive Chairman and our Chief Executive Officer to review and evaluate our executive compensation program and the relationship between performance and compensation.  In accordance with its charter, the Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities.  No such authority was delegated in 2019.

To assist the Compensation Committee with its review and analysis of executive, non-employee director and employee compensation matters, the Compensation Committee has engaged the services of an independent compensation consulting firm, Pearl Meyer & Partners, LLC (“Pearl Meyer”), periodically since 2013. In 2017 and 2019, the Compensation Committee engaged Pearl Meyer to review and analyze the competitiveness of our executive compensation and non-employee director programs, including how our programs and performance compared to those of our peer group.  In 2018, the Compensation Committee engaged Pearl Meyer to review and analyze our executive compensation program and conduct a peer group assessment, as well as provide recommendations regarding shareholder outreach feedback and shareholder advisory group concerns.  For a more detailed discussion of the nature and scope of the role of Pearl Meyer with respect to our compensation programs, please see “Compensation Discussion and Analysis - Role of Compensation Consultant” and “Director Compensation - Components of Compensation” below.

Governance and Nomination Committee

The Governance and Nomination Committee currently consists of John D. Kasarda (Chair), Sherry A. Aaholm, Bradley R. Gabosch and Leo H. Suggs, each of whom the Board has determined is independent pursuant to applicable Nasdaq listing standards.  This Committee makes recommendations concerning the size and composition of the Board of Directors; evaluates and recommends candidates for election as directors (including nominees recommended by shareholders); coordinates the orientation (in conjunction with our Executive Chairman and our Chief Executive Officer) and educational requirements of new and existing directors; assesses, with the assistance of our Compliance Department, environmental, social and governance (“ESG”) matters; and develops and implements our corporate governance policies.  The Committee also plays a vital evaluation role in reviewing the performance of the Board, its committees and our Chief Executive Officer, including through the use of self-assessments in the Committee’s discretion, on an annual basis and reporting its findings to the Board, including recommendations as needed. We also maintain a corporate membership in the National Association of Corporate Directors (“NACD”), which provides our Board members with opportunities and resources to continue to enhance their knowledge of current governance best practices and emerging issues faced by public company directors.

The Governance and Nomination Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/governance-docs.  The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval.  Committee members are appointed annually by a majority of the Board to serve for one-year terms.  The Governance and Nomination Committee met four times in 2019.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board's duties and responsibilities in light of various best practices in corporate governance and applicable laws and regulations.  The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, our withhold vote policy, meeting requirements and responsibilities of the Board and its committees.  The Corporate Governance Guidelines are available on our website at https://ir.odfl.com/governance-docs.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and any person performing similar functions) and employees.  Our Code of Business Conduct is available on our website at https://ir.odfl.com/governance-docs.  To the extent permissible under applicable law, the rules of the SEC and Nasdaq listing standards, we intend to disclose on our website any amendment to our Code of Business Conduct, or any grant of a waiver from a provision of our Code of Business Conduct, that requires disclosure under applicable law, the rules of the SEC or Nasdaq listing standards.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to:  Board of Directors (Attention:  (name of director(s), as applicable)), care of the Corporate Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360.  Any communication so received will be processed by our Corporate Secretary and be promptly delivered to the appropriate member(s) of the Board.

Director Nominations

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations.  Shareholders may submit in writing the names and qualifications of potential director nominees to our Corporate Secretary (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chair of the Governance and Nomination Committee for consideration.  When submitting a nomination to the Governance and Nomination Committee for consideration, a shareholder must provide the following minimum information for each director nominee:  (i) full name, age, business address and, if known, residence address; (ii) principal occupation or employment; (iii) number of our shares of common stock beneficially owned; (iv) all information relating to such person that would be required to be disclosed in a proxy statement for the election of directors (including such person's written consent to being named in the proxy statement as a nominee and serving as a director if elected); and (v) a description of all direct and indirect compensation or other material monetary agreements during the past three years, and any other material relationships between or among the nominating shareholder (and his/her respective affiliates and associates) and the director nominee (and his/her respective affiliates and associates).  The shareholder's nomination must also include, among other things, information regarding that shareholder's economic, voting and other interests that may be material to our and our shareholders' evaluation of the director nominee.

Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with our bylaws, as described in more detail in Article 3, Section 6 of our bylaws.  If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of our outstanding stock for at least one year prior to the date of nomination, we, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in our proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations.

In addition to any director nominees submitted by shareholders, the Governance and Nomination Committee considers any candidates submitted by directors, as well as self-nominations by directors, and it also may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates.  From time to time the Governance and Nomination Committee may also consider candidates identified through outside networks or other sources focused on diversity in gender, race, ethnicity, culture/viewpoint, geography, or other qualities or attributes that the Governance and Nomination Committee believes are important in evaluating qualified director candidates.  The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee.

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include personal and professional ethics, integrity and values; director independence; relevant educational and business experience; willingness to devote the time required to fulfill the duties of a director and to develop additional insight into our operations; and a willingness to represent the best interests of us and our shareholders and be objective in evaluating management's effectiveness.  The Governance and Nomination Committee also considers various skills, attributes and qualities of prospective nominees, as well as current Board members, that are particularly relevant to our business and a strong and effective Board, which include the following:

•	Industry - Extensive knowledge and experience in the freight transportation and logistics industry;
•	Executive Management - Senior level experience in operations, strategic planning, risk management and oversight, finance/accounting and economics, and treasury and securities markets;
•	Diversity - Diverse talents, perspectives and backgrounds (including with respect to gender, race, ethnicity and national origin);
•	Human Resources and Safety - Knowledge of employee relations, safety and environmental issues;
•	Shareholder Relations - Understanding of public company governance and institutional investor considerations;
•	Customer Relations - Insight into marketing, sales and customer relationship management;
•	Information Technology - Understanding of information technology, cybersecurity, data privacy, information systems and related issues;
•	International/Global - Knowledge of global trends and considerations relating to supply chain management and multimodal transportation solutions; and
•

Legal/Regulatory/Government Affairs - Understanding of legal and regulatory implications, including ESG matters, and a strong grasp of the workings of government and public policy on a local, state and national level.

In addition to these specific categories, the Governance and Nomination Committee considers a number of other factors in considering director candidates, including board dynamics, reputation of potential nominees, and expected contributions of the nominee to the Board and its committees.

In seeking and evaluating prospective director nominees, diversity in gender, race, ethnicity, culture, tenure of Board service, viewpoint, geography, and other qualities and attributes are important factors to consider in connection with the criteria outlined above and equal opportunity principles.

Although we do not have a formal policy for the consideration of diversity in identifying director nominees, we and the Governance and Nomination Committee are committed to the consideration of diversity in connection with the criteria outlined above and as set forth in our Corporate Governance Guidelines when recommending director nominees so that the Board, as a whole, will possess the appropriate background, skills, experience and expertise to oversee our business.  Although we and the Governance and Nomination Committee believe that the current composition of the Board, together with Ms. Stallings, reflects a highly talented group of individuals best suited to perform oversight responsibilities for us and our shareholders at this time, we will continue to consider diversity factors as we evaluate the current and future composition of our Board.  The Governance and Nomination Committee regularly monitors the effectiveness of its prospective director evaluation process, including its consideration of diversity, through our internal self-evaluation process in which directors discuss and evaluate the composition and functioning of the Board and its committees.

After the prospective director evaluation process is concluded, the Governance and Nomination Committee selects and submits nominees to the Board for further consideration and approval.

Effect of Withheld Votes on an Uncontested Election

In an uncontested election of directors, any director nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall immediately offer his or her resignation for consideration by the Governance and Nomination Committee.  This resignation is conditioned upon the Board's acceptance and thus shall not be effective unless and until the Board, after considering the recommendation of the Governance and Nomination Committee, accepts the director nominee's offer to resign.  Nevertheless, if the director nominee does not wish to remain a director, he or she shall so state and shall tender a non-conditional resignation, which shall be effective as of the date thereof.

The Governance and Nomination Committee will promptly consider the director nominee's offer to resign and will recommend to the Board whether to accept or reject it.  In making this recommendation, the Governance and Nomination Committee will consider all factors deemed relevant by its members, including, without limitation, the stated reasons, if any, why shareholders "withheld" votes for election from such director nominee, the length of service and qualifications of the director nominee, the director nominee's contributions to us, our Corporate Governance Guidelines, whether accepting the offered resignation would cause us to fail to meet any applicable SEC or Nasdaq requirements, and whether the director's resignation from the Board would be in the best interests of us and our shareholders.

The Board will act on the Governance and Nomination Committee's recommendation no later than 90 days following the date of the shareholders' meeting at which the election occurred.  In considering the Governance and Nomination Committee's recommendation, the Board will consider the information and factors considered by the Governance and Nomination Committee and such additional information and factors as the Board deems relevant.

Any director nominee who offers his or her resignation for consideration pursuant to our Corporate Governance Guidelines will not participate in the Governance and Nomination Committee or Board deliberations regarding whether to accept the director nominee's offer to resign.

Risk Management

The Board is responsible for the oversight of our policies, procedures and systems in place to manage our risk exposure.  Our Chief Executive Officer and Chief Financial Officer are responsible for the assessment and management of our risks and regularly report their findings to our Board directly or through their communications with our Audit Committee.  Our Corporate Risk Manager is responsible for identifying, assessing and monitoring risks inherent to our business and providing guidance to senior management and our Audit Committee regarding our enterprise risk management, insurance portfolio, business continuity programs, crisis management, claims management and governance, and record retention initiatives.

Our Compliance Department, led by our Corporate Compliance Manager, further enhances our ability to manage and assess our enterprise compliance, environmental programs, and risk mitigation controls.  Our Corporate Compliance Manager works closely with our Internal Audit and Risk Management Departments to develop strategies to identify, consolidate and maximize the effectiveness of our compliance initiatives across our multiple business functions, including safety, operations, finance, human resources, sales, marketing, pricing, procurement, real estate, maintenance, legal and technology.  Our Compliance Department also regularly interacts with various internal and external stakeholders regarding our ESG efforts and provides guidance to senior management and our Audit Committee regarding our compliance plans and progress.

Our Director of Internal Audit reports on risks that are identified during the internal audit process and our OD Technology Department reports on the risks associated with our information technology systems and data privacy initiatives.  Our Internal Audit Department, as part of its audit plan that is approved by the Audit Committee, monitors cybersecurity audits as well as periodically engages third parties to perform cybersecurity assessments. We also use third parties to periodically benchmark and assess our cybersecurity and data privacy programs and to assess how any identified vulnerabilities in the industry might impact our Company as well as the sufficiency of our response. The results generated from these activities are reported to management and the Audit Committee, and management helps to develop action plans to address any identified opportunities for improvement and keeps the Audit Committee apprised of the progress of such plans. After gathering and assessing information about our risk exposure, our Audit Committee reports the results of its review to the Board on a regular basis.

Other committees of the Board have risk oversight responsibility as well.  The Governance and Nomination Committee is responsible for the oversight of risks associated with succession planning and corporate governance matters, including ESG matters and related shareholder and stakeholder communications, and the Compensation Committee is primarily responsible for the oversight of risks associated with employment agreements, compensation arrangements and the attraction and retention of qualified employees.  The Chairs of both the Governance and Nomination Committee and the Compensation Committee report the results of their meetings and reviews to the Board on a regular basis.

Our Lead Independent Director promotes effective communication and consideration of matters presenting significant risks to us through his role in coordinating with our Senior Executive Chairman, our Executive Chairman and our Chief Executive Officer on meeting agendas, advising committee chairs, chairing meetings of the independent directors and communicating between the independent directors, our Senior Executive Chairman, our Executive Chairman and our Chief Executive Officer.

Environmental, Social and Governance (ESG) Matters

Corporate responsibility is a critical priority for both the Board and our Company.  As reflected in our Code of Business Conduct, we are committed to being an ethical and responsible company acting with integrity and respect for our environment, as well as with respect to each other, our customers, vendors, business partners, shareholders, and stakeholders.

Our intense focus on safety and security, our investments in addressing our environmental footprint, and our commitment to our employees and our communities provide opportunities to enhance our business and create greater value for our shareholders.  We have incorporated a significant amount of technology into our service centers and equipment to drive operational efficiencies and help minimize our environmental impact. Our commitment to safe and sustainable business practices is ongoing and our goal is continuous improvement.  Further information regarding our ESG initiatives, including on the topics of safety & security, environmental sustainability, community impact, and employee engagement, is available on our website at https://ir.odfl.com/management-commitment.

Our Board and our Governance and Nomination Committee regularly review and consider our diversity and inclusion and environmental protection, sustainability and corporate citizenship practices,

and our Compliance Department regularly considers these and other ESG matters and reports on its findings and recommendations.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by our independent registered public accounting firm.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services.  Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve permitted services under $50,000, provided that the Chair reports any decisions to all members of the Audit Committee at the earliest convenience.  In the event the Chair is unavailable, the remaining members must unanimously approve any request for permitted services, not to exceed $50,000, and notify the Chair at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.  The Audit Committee has contracted with a third party to provide a toll-free telephone number and Internet service that is staffed 24 hours a day, seven days a week.  This service documents the complaint, assigns a reference number to the complaint for tracking purposes and forwards that information, through email, to the Audit Committee Chair and the Corporate Compliance Manager.  Either the Audit Committee Chair or the Corporate Compliance Manager, using whatever resources are required and working with the Director of Internal Audit as needed, initiates and/or manages the investigation of the complaint.  Corrective action, if deemed necessary, is decided upon by the Audit Committee Chair and then implemented as needed.  The identity of the individual submitting the complaint and the details of the complaint remain anonymous throughout this process.  We periodically test this process to ensure that complaints are handled in accordance with these procedures.

Policy Against Hedging and Pledging of Company Securities

Our insider trading policy prohibits our directors, officers and employees from engaging in short sales of Company securities or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities we have granted to such individuals as part of their compensation, or held, directly or indirectly, by them, regardless of the purpose for any such proposed transaction.  Our insider trading policy also prohibits our directors, officers and employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan, regardless of the purpose of any such proposed transaction.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Suggs (Chair), Hanley and Wray.  None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship during the year ended December 31, 2019 that would be required to be disclosed pursuant to the SEC's Item 404 of Regulation S-K.  No interlocking relationships exist between our current Board, executive officers or Compensation Committee and the board of directors or compensation committee of any other company.

Report of Audit Committee

The Audit Committee oversees our financial reporting, internal controls and audit functions on behalf of the Board and operates under a written charter, which is reviewed on an annual basis and was most recently revised on May 16, 2018.  The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and Nasdaq listing standards.  Three of the four members of the Audit Committee, including the Chair, have been designated as “audit committee financial experts” as that term is defined by SEC rules and regulations.  The Chair reports the Audit Committee's actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2019, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter.  Among its actions, the Audit Committee:

•

reviewed and discussed, with management and our independent registered public accounting firm, EY, as appropriate, our quarterly earnings releases and the quarterly financial statements filed on Forms 10-Q with the SEC;

•	reviewed with management, the internal auditor and EY the audit scope and plan for the audit of the fiscal year ended December 31, 2019; and
•

met with the internal auditor and EY individually, outside the presence of management, to discuss, among other things, our financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management and EY.  The Audit Committee also has reviewed and discussed with management and EY management’s assessment of the effectiveness of our internal control over financial reporting and EY’s evaluation of our internal control over financial reporting.

The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.  In addition, the Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and has discussed with EY that firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

The Audit Committee,

D. Michael Wray, Chair

Sherry A. Aaholm

Bradley R. Gabosch

Patrick D. Hanley

Compensation Discussion and Analysis

Executive Summary of Compensation Program

Company Performance and Business Highlights

The Company delivered another year of solid financial performance in 2019, overcoming the challenges presented by a more sluggish economy compared to 2018. We achieved new Company records for revenue and net income, exceeding $4.1 billion and $615.5 million, respectively, for the first time in Company history. We continued to lead our industry with a Company operating ratio of 80.1% in 2019 while also maintaining a strong balance sheet. We believe our industry-leading results demonstrate continued execution of our long-term growth strategy of delivering superior service at a fair price while also continuing to invest in capacity to achieve our long-term market share goals.  The discipline to remain committed to these long-term philosophies across our organization instilled by our executive officers has contributed to compound annualized total shareholder returns, including cumulative dividends, of approximately 30.7% and 19.8% over the three-year and five-year periods ended December 31, 2019, respectively. We also increased our cash dividends to shareholders by 30.8% in 2019. We believe these results demonstrate the alignment of our executive compensation program with Company performance and the long-term interests of our shareholders. As further recognition of our outstanding financial performance and long-term shareholder value creation, the Company was added to the S&P 500 Index in December 2019.

Highlights of Recent Compensation Program Changes

In late 2018, the Compensation Committee approved various changes to our executive compensation program effective for fiscal 2019.  These changes were made after discussion with Pearl Meyer and our senior management team, as well as consideration of Pearl Meyer’s industry and market analysis, recommendations and findings with respect to our executive compensation program, and consideration of shareholder outreach feedback. The changes to our executive compensation program effective for fiscal 2019 were to:

Short-term Compensation

•adjust the annual base salary component for our executive officer group to align more closely with 50th percentile market values while also addressing promotions and any changes in their duties and responsibilities;

Performance-based Cash Incentive Compensation	•reduce Mr. David Congdon’s participation factor under the PIP from 1.04% to 0.60% to reflect his new role and responsibilities;
•subject the cash bonus component under the PIP to an additional cap of 10x base salary for each executive officer that further limits the total amount that may be paid to an executive officer;

•increase each of Mr. Gantt’s and Mr. Satterfield’s participation factors under the PIP to 0.60% and 0.22%, respectively, to address market competitiveness and job performance relative to expanded duties and responsibilities;

•reduce the participation factors under the PIP for most of our remaining executive officer group so that base salary and long-term incentive compensation constitute a greater percentage of the group’s total direct compensation opportunities; and

Performance-based Stock Incentive Compensation

•include a new annual grant of PBRSUs tied to Company profitability, which are earned over a one-year performance period and paid out over a three-year period, to complement existing annual grants of performance-based RSAs tied to our operating ratio results.

These changes were implemented in response to shareholder feedback and in an effort to strengthen the alignment of our executive compensation program with the long-term interests of our shareholders. As a result of these changes, the allocation of total direct compensation for our executive officer group in 2019, which includes 10 individuals at the Senior Vice President level or above, was shifted such that base salary and long-term equity incentive compensation represented a greater percentage of the aggregate total direct compensation of our executive officer group, with a corresponding reduction in the percentage of the group’s total direct compensation attributed to short-term incentive compensation. The total cash compensation for our executive officer group, including Mr.

David Congdon, decreased by approximately 8.0% in 2019 versus 2018 as a result of the compensation adjustments discussed above. Despite achieving Company record profitability, no PBRSUs were earned in 2019 because our performance did not meet the pre-tax income growth minimum threshold goal established by the Compensation Committee for the one-year performance period.

Compensation Objectives

Our guiding principles in the development of our executive compensation philosophy have been to align executive compensation with both our business objectives and the interests of our shareholders. We have attempted to balance the principal elements of our compensation program (base salary, short-term performance-based incentives and long-term performance-based incentives) to motivate our executives to achieve our short-term financial objectives as well as our long-term objectives of increasing our market share and shareholder value. We believe a significant portion of executive compensation should be based upon performance, and we have designed our elements of compensation accordingly. These guiding compensation principles have continued to effectively motivate our executive management team and have enabled us to deliver superior short- and long-term performance relative to our peers.

Shareholder Outreach, Feedback and Compensation Committee Response

We are committed to ensuring our executive compensation program reinforces key business and strategic objectives and aligns pay with performance and long-term value creation. We believe our executive compensation program has been successful in achieving these objectives by placing a significant emphasis on variable, performance-based incentives and focusing our executive officers and other key employees on continuous operational excellence in support of long-term shareholder value creation. The program’s success is evidenced by our strong absolute and relative financial performance and long-term total shareholder returns. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will carefully consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. At our 2019 Annual Meeting, approximately 91% of the votes cast on the advisory vote to approve the compensation of our named executive officers were in favor of the proposal. We believe this strong support for the executive compensation program from our shareholders was a result of our extensive shareholder outreach in 2018 and significant changes to our executive compensation program in 2019, discussed above, based on feedback from some of our largest institutional shareholders.

Changes to Our Executive Compensation Program for 2020

Given strong shareholder support for our executive compensation program, as evidenced by an advisory “say-on-pay” vote of more than 91% of votes in favor of our executive compensation program, for 2020 the Compensation Committee approved modest base salary increases and determined to continue the various existing components of our short-term and long-term incentive compensation programs for our executive officer group, with a minor change to our PBRSU grants. Following a recommendation from Pearl Meyer, in January 2020 the Committee determined that the target award opportunities for PBRSUs would no longer be linked to the Company’s prior year operating ratio and RSA grant values, and instead would be based on a factor of base salary. The Committee believes that this change will sharpen our executive officers’ focus on the achievement of a prospective performance goal tied to Company profitability, further complementing our executives’ focus on the Company’s operating ratio through performance-based RSAs. All equity grants to our executive officers are entirely performance-based, with no awards earned for below-threshold results.

While the material components of our compensation program remained the same, upon the recommendation of the Compensation Committee, in December 2019 our Board approved an amendment and restatement of (i) the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Amended 2005 Phantom Plan”) and (ii) the Old Dominion Freight Line, Inc. 2012 Phantom Stock Plan (the “Amended 2012 Phantom Plan” and, together with the Amended 2005 Phantom Plan, the “Amended Phantom Plans”). The Amended Phantom Plans permit stock settlement of outstanding phantom stock awards in shares of the Company’s common stock in lieu of cash settlement. The Amended Phantom Plans also provide for waivers of the age 65 or age 55 vesting terms for participants, including each of the Company’s named executive officers, who will settle their outstanding phantom stock awards in common stock. No other time-based or service-based vesting provisions were modified or accelerated for any participant as a result of the Amended Phantom Plans.

We believe our compensation program, including these changes, continues to strike a balance between driving the Company’s short-term goals while also providing a strong emphasis on performance-based equity awards in support of long-term shareholder value creation. In reviewing and designing our executive compensation program, we focused on connecting our compensation objectives to our current business strategy and ensuring our executive officers are compensated based on results that support this strategy. We believe our current executive compensation program establishes the appropriate balance and mix of executive pay between base salaries, short-term incentives, and long-term incentives. We do not believe the elements of our executive compensation program encourage excessive risk-taking or focus on short-term financial results, and we regularly review our program with our Board to ensure it is operating in accordance with our objectives.

Continued Pay-for-Performance Alignment

Our executive compensation program includes a significant portion of performance-based compensation, which we believe has been critical in supporting the long-term growth of our Company and increased shareholder value. The table below provides a summary of the percentage of total direct compensation for our named executive officers in the aggregate that is directly based on our corporate performance:

	2019	2018	2017
Non-performance-based Pay
Base Salary	11%	10%	11%
Performance-based Pay
Performance-based Cash Incentive	65%	83%	82%
Performance-based Stock Incentive*	24%	7%	7%
Total Direct Compensation	100%	100%	100%

*The performance-based stock incentive component of 2019 total direct compensation includes the grant date fair value of RSAs granted in 2019 and target PBRSUs granted in 2019. The PBRSUs were subsequently forfeited.

Our executive compensation program continues to tie a significant portion of current cash compensation directly to corporate performance primarily through the PIP. Following the changes to our executive compensation program in 2019 to (i) include a new type of long-term equity incentive award, in the form of PBRSUs tied to prospective Company profitability, and (ii) reduce the PIP participation factor for many of our executive officers, a higher percentage of our executives’ performance-based compensation is now equity-based. As described below, the PIP provides for monthly bonuses of a specified percentage of our monthly pre-tax income to the plan participants, subject to (i) a minimum profitability threshold requirement and (ii) limits on the total amount that may be paid to an executive officer under the PIP, to the lesser of (a) 10x such executive officer’s base salary, and (b) 1.5% of the Company’s pre-tax income, as defined in the PIP. We believe this plan has been instrumental in motivating our named executive officers and other participating officers to consistently achieve and sustain superior profitability in our industry.

We believe long-term incentives are also necessary to align pay with performance, reward loyalty, enhance retention, and create shareholder value. As in 2017 and 2018, all equity grants issued to named executive officers and other officers in 2019 were made under the Old Dominion Freight Line, Inc. 2016

Stock Incentive Plan (the “2016 Plan”), our primary plan for equity-based incentive compensation. Equity grant levels are tied to performance requirements, with any earned shares provided in the form of restricted stock subject to continued service vesting provisions to further enhance retention. In addition to the restricted stock grants, beginning in 2019, each executive officer, including each named executive officer, also became eligible to receive a PBRSU award under the 2016 Plan based on the achievement of forward-looking performance objectives over a one-year performance period that will further strengthen the alignment of executive officer compensation with long-term shareholder interests. Other elements of our executive compensation program include employee deferrals of short-term cash compensation into our Nonqualified Deferred Compensation Plan and contributions to our 401(k) retirement plan, which are described in more detail below.

The principal factors in the Compensation Committee’s executive compensation decisions for 2019 were (i) our financial performance, (ii) the relationship of executive compensation to the Company’s pre-tax income, (iii) the amount of compensation that is performance-based, (iv) the review and analysis conducted by its independent compensation consultant, (v) our strong support received for “say-on-pay” voting results, and (vi) shareholder feedback.

The Company ended 2019 with solid financial results, due in large part to our ability to focus on the quality of our revenue while also controlling our costs in a challenging macroeconomic environment. Our success with these initiatives, while also investing $473.6 million in capital expenditures in 2019 to increase our capability for future growth, provides us with the financial and operational strength to maximize our opportunities in 2020. While our income before tax, which is the base measure for calculating PIP payments, increased slightly in 2019, aggregate PIP payments to our named executive officers declined by 18.3% as compared to 2018.  This decrease was due to the realignment of PIP award opportunities based on current roles and responsibilities that reduced the overall amount of PIP payments to our named executive officers. Based on our outstanding and industry-leading operating ratio of 80.1% in 2019, which was a slight uptick from the Company record operating ratio of 79.8% in 2018, our executive officers earned performance-based RSAs equal to 90% of base salary, slightly below the maximum award opportunity equal to 100% of base salary. These RSAs were granted in February 2020 and will vest in three equal annual increments beginning on the first anniversary of the grant date. Since the grants were made in February 2020, they will be included in tabular disclosures in our proxy statement for fiscal 2020, based on current SEC reporting requirements. Although we improved our financial results in 2019 compared to 2018, including Company record levels of revenue and profitability, and the price of our common stock increased 53.7% in 2019, we fell short of our minimum threshold goal for pre-tax income growth and thus no PBRSUs were earned in 2019.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives, consistent with the principles and philosophy outlined above:

•	provide meaningful and competitive compensation opportunities with a primary emphasis on variable incentives to encourage superior corporate performance and long-term shareholder value creation;
•	motivate and reward our executives to increase Company earnings; and
•	promote and foster an environment of cooperation and “OD family spirit.”

We also believe it is critical that our executive compensation program is structured to:

•	attract talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive transportation industry;

•	retain our executives so they can add further value in current and future roles by providing long-term incentives that reward performance, loyalty, retention and growth in shareholder value; and
•	provide a reasonable level of compensation protection to our executive officers to offset some of the risks of a change in ownership.

Below we highlight key compensation practices that we have implemented in our executive compensation program to promote the interests of shareholders and ensure responsible compensation and governance practices.

WHAT WE DO
✓ Pay-for-performance
✓ Limits on maximum incentive payouts
✓ Significant portion of compensation for named executive officers is at-risk
✓ Annual advisory vote on executive compensation
✓ Independent compensation consultant
✓ Significant stock ownership guidelines for executives (who are also subject to stock retention requirements) and directors
✓ Robust clawback policy
✓ Engage in outreach and maintain a dialogue with shareholders relating to the Company’s governance and compensation practices
WHAT WE DO NOT DO
✘ No hedging or pledging of Company stock
✘ No single-trigger cash severance benefits upon a change in control
✘ No guaranteed salary increases or bonuses
✘ No tax gross-up payments for executives
✘ No liberal share recycling under the 2016 Plan
✘ No dividends paid on unearned or unvested performance-based equity grants

In 2019, we believe the discipline instilled across our organization by our senior executive management team to improve revenue and yield while managing costs in a slow-growth economy allowed us to improve our financial results in a challenging operating environment.  We achieved this improvement while also incurring short-term costs associated with the significant capital investments we made to ensure that our network capacity is sufficient to support ongoing improvement in our market share and future growth.  Our success would not have been possible without our commitment to a long-term strategic plan that is centered on the delivery of superior service at a fair price.  We continue to evaluate our service offerings and are dedicated to ensuring that our service remains best in class, and we were very proud to win the Mastio Award for a record tenth year in a row. The Mastio Award recognizes the top transportation company in our sector across 35 customer service categories, based on Mastio’s customer value and loyalty surveys conducted with customers in numerous industries.

Our commitment to customer service and consistent execution of our strategic plan by our team, which includes approximately 20,000 employees, has resulted in the long-term consistent improvement in our financial results.  As a result of this improvement, we delivered total shareholder returns for the one-, three-, and five-year periods ended December 31, 2019 that significantly outperformed the companies in our peer group, ranking approximately at or above the 75th percentile over each period. The consistent improvement in both short- and long-term shareholder value creation reinforced the determination by our Compensation Committee and Board that our executive compensation program is achieving its desired objectives.

Role of Compensation Committee, Independent Directors and Management

The Compensation Committee is comprised entirely of independent directors, and this committee is charged with recommending to our Board the compensation of our Chief Executive Officer and determining the compensation paid to our other named executive officers. Additionally, the Compensation Committee makes recommendations to the Board regarding the adoption of, and changes to, our executive compensation plans.

Mr. David Congdon, our Executive Chairman, and Mr. Gantt, our President and Chief Executive Officer, have significant roles in the compensation-setting process, including:

•	providing recommendations to the Compensation Committee on business performance targets and objectives;
•	evaluating individual performance; and
•	providing recommendations to the Compensation Committee for salary and equity or non-equity based awards.

Mr. David Congdon and Mr. Gantt do not participate in any Compensation Committee decisions regarding their individual performance, salary level, non-equity incentive plan compensation or other compensation that may be granted to them.

The Compensation Committee has the authority to hire outside advisers, such as compensation consultants, to render guidance and assistance when the Compensation Committee deems it appropriate and advisable. The Compensation Committee, at its discretion, determines both the frequency that outside consultants are engaged and the scope of work these consultants perform. Prior to selecting or receiving advice from a compensation consultant or other adviser, the Compensation Committee assesses the independence of such adviser and thereafter conducts an annual assessment of any potential conflicts of interest raised by the work of such adviser.

Role of Compensation Consultant

Since 2013, the Compensation Committee has periodically engaged Pearl Meyer to assist it with its review and analysis of our executive and non-employee director compensation programs. The Compensation Committee initially selected and has continued to engage Pearl Meyer based primarily on its skill sets, strengths, professionals, industry knowledge and resources.

During the first quarter of 2019, the Compensation Committee engaged Pearl Meyer to conduct a review and analysis of the Company’s executive compensation program for its executive officer and non-employee director compensation programs. In addition, the Compensation Committee reviewed information provided by Pearl Meyer regarding the Company’s peer group.  After review of the Company’s current peer group and consideration of size-appropriate trucking and logistics companies, the Compensation Committee approved the addition of Schneider National, Inc. to the Company’s peer group for future compensation comparisons. With respect to the executive compensation program, Pearl Meyer conducted a market pay review for each executive officer position, business performance analysis, total shareholder return analysis and pay and performance alignment review. In conducting its analysis, Pearl Meyer compared and summarized compensation data from thirteen peer group companies listed below. In addition, Pearl Meyer collected and summarized pay data from multiple and reputable executive compensation surveys to supplement the peer group data when officer position matches were either unavailable or were limited in number.

ArcBest Corporation	C.H. Robinson Worldwide, Inc.	Expeditors International of Washington, Inc.
Hub Group, Inc.	J.B. Hunt Transport Services, Inc.	Knight-Swift Transportation Holdings Inc.
Landstar System, Inc.	Ryder System, Inc.	Saia, Inc.
Schneider National, Inc.	Werner Enterprises, Inc.	XPO Logistics, Inc.
YRC Worldwide, Inc.

Following confirmation of the peer group composition by the Compensation Committee, Pearl Meyer conducted a review and analysis of our executive compensation program, which would be considered by the Compensation Committee and the Board when making 2020 compensation decisions. With respect to our executive compensation program, Pearl Meyer was requested to review the competitiveness of the program and analyze recent business results in order to evaluate the strength of the relationship between executive officer pay and overall Company performance. Pearl Meyer’s analysis of our executive compensation program:  (i) included each of our executive officer positions; (ii) focused on position level pay data (with respect to base salary, short-term incentives, total cash compensation, long-term incentives and total direct compensation (sum of base salary, short-term incentives and long-term incentives)); and (iii) highlighted comparisons to market based on publicly available proxy statements and further supplemented by published survey data.

Based on its review and analysis, Pearl Meyer determined, among other things, that:  (i) our aggregate total direct compensation levels for the executive officer group were above the 75th percentile of the market; (ii) our average overall performance was at or above the 75th percentile results for the thirteen publicly-traded transportation companies identified above based on a variety of financial and shareholder metrics over multiple time periods; (iii) our executive pay structure provided a much higher variable compensation mix as compared to market with 80% or more of executive compensation at risk; (iv) our base salaries were at the 50th percentile of the market in the aggregate; and (v) our long-term incentive compensation was between the 25th percentile and 50th percentile market values in the aggregate. Pearl Meyer also recommended de-linking the determination of target PBRSU award opportunities from RSA grant levels, which are tied to the Company’s prior year operating ratio, in order to emphasize the use of prospective performance goals and performance metrics distinct from our RSA awards. The Compensation Committee considered Pearl Meyer’s findings and analysis when it assessed our executive compensation program for 2020 and approved modest base salary increases for our named executive officers as well as target PBRSU award opportunities based on a factor of base salary.

Although peer data is utilized in Pearl Meyer’s analysis, and the Compensation Committee reviews and considers such data in making compensation decisions, we do not benchmark compensation to any particular peer group percentile for any of our named executive officers. Given our strong financial performance, the majority of total compensation for our named executive officers over the past several years has been delivered through the PIP, which rewards our executives for driving superior financial performance. The Compensation Committee periodically reviews all aspects of our compensation program, including the pay mix for officers, to ensure alignment with desired objectives. While the Company continues to deliver outstanding absolute and relative performance compared to its peer group, after the Compensation Committee reviewed and considered the results of Pearl Meyer’s analysis conducted in 2018, our 2018 “say-on-pay” voting results and shareholder outreach feedback, in October 2018, the Compensation Committee approved various changes to our executive compensation program effective January 2019, as discussed above.

In connection with its engagement of Pearl Meyer, the Compensation Committee conducted a conflict of interest assessment and determined that Pearl Meyer was independent and that its engagement did not present any conflicts of interest. During fiscal 2019, Pearl Meyer only worked for the Compensation Committee and performed no additional services for the Company or any of the named executive officers. The Compensation Committee pre-approved all work performed by Pearl Meyer.

During fiscal 2019, neither the Compensation Committee nor Company management used the services of any other compensation consultant other than Pearl Meyer.

Elements of Compensation

The following discusses each of the components of our executive compensation program and the decisions the Compensation Committee made in connection with 2019 and, where appropriate, 2020 compensation.

Annual Base Salary

Base salaries for our executive officer group are designed to reflect job responsibilities and incumbent qualifications and to provide competitive, fixed pay to balance performance-based risks. We have historically increased the base salaries of our named executive officers annually for an inflationary factor and, in some instances, an incremental adjustment attributable to our overall growth and financial performance or a change in responsibilities. Prior to 2019, and as validated through historical market pay analyses conducted by Pearl Meyer, aggregate base salaries for our named executive officers were positioned below the 25th percentile of the market. Following the Compensation Committee’s review of the pay mix analysis and recommendations presented by Pearl Meyer, as well as shareholder outreach feedback and consideration of the Company’s strong absolute and relative financial results, beginning in 2019 base salaries were generally adjusted to reflect 50th percentile market values for similar roles within comparably-sized organizations.  The Compensation Committee may also approve additional salary increases for certain officers, including certain named executive officers, when job performance, promotions and increased job responsibilities and/or other factors warrant.

The table below reflects the annual base salaries for our named executive officers that have been approved by the Compensation Committee for 2020, and the actual base salaries that were approved and paid in 2019 and 2018:

Named Executive Officer	2020 Base Salary (1) ($)	2019 Base Salary (1) ($)	2018 Base Salary (1) ($)
Earl E. Congdon	412,000	400,000	400,000
David S. Congdon	751,900	730,000	630,895
Greg C. Gantt	751,900	730,000	650,000
Adam N. Satterfield	478,950	465,000	283,635
Kevin M. Freeman	566,500	550,000	385,000

(1)	The base salaries reported in this table and corresponding amounts reflected in the Summary Compensation Table may differ due to the timing of effective dates for base salary changes.

Non-equity Incentive Plan

The Compensation Committee has determined that a significant portion of compensation provided to our named executive officers should be performance-based. Accordingly, during 2019, our named executive officers participated with certain other employees in our PIP, which is an incentive cash bonus plan designed to incentivize participants to achieve the Company’s strategic and financial goals for the fiscal year, using a formulaic calculation. The PIP is administered by the Compensation Committee. Participants were selected by the Compensation Committee, with input by senior management, to receive a monthly cash incentive payment based upon a fixed percentage, or participation factor, of our pre-tax income if our pre-tax income exceeds 2% of revenue for that month. The Compensation Committee approved the participation factors for our named executive officers and other key participants and monitored the compensation derived from the PIP.

The formula applied for each participant in the PIP is shown below:

Monthly Income Before Income Taxes x Participation Factor = Monthly Payout

The PIP has been very effective in focusing our executive officers and other participants on continuous operational excellence and aligning pay with performance. Compensation earned under the PIP is “at risk” and performance-based, and will vary over time based on our profitability. Generally, any decrease in pre-tax income directly – and negatively – impacts the amount of PIP compensation paid to our named executive officers.

For illustration purposes, the following table reflects minimum, threshold and maximum PIP payouts that could be earned by each named executive officer based on his individual PIP participation factor. Pre-tax income must exceed 2% of revenue for the threshold amount to be earned.  The threshold amounts below are calculated using a pre-tax income amount of $82.0 million, which is 2% of our 2019 revenue. We used our 2019 revenue of $4.1 billion as the base revenue for this illustration, as we have not provided revenue guidance for any future periods.

	Pro Forma 2020 PIP Payout
Named Executive Officer	Minimum $	Threshold (1) $	Maximum (2) $
Earl E. Congdon	—	287,000	4,120,000
David S. Congdon	—	492,000	7,519,000
Greg C. Gantt	—	492,000	7,519,000
Adam N. Satterfield	—	180,400	4,789,500
Kevin M. Freeman	—	246,000	5,665,000

(1)	Illustrative amount determined by multiplying the named executive officer’s PIP participation factor by $82.0 million of pre-tax income.
(2)	Awards are limited to 10x the named executive officer’s base salary.

The following table shows the 2020 and 2019 PIP participation factors as well as the payouts earned by each of our named executive officers for each of 2019 and 2018:

Named Executive Officer	2020 PIP Participation Factor (%)	2019 PIP Participation Factor (%)	2019 PIP Payout ($)	2018 PIP Payout ($)
Earl E. Congdon (1)	0.35	0.35	2,883,824	4,804,161
David S. Congdon (2)	0.60	0.60	4,943,698	8,481,328
Greg C. Gantt (3)	0.60	0.60	4,943,698	3,794,972
Adam N. Satterfield (4)	0.22	0.22	1,812,689	1,631,025
Kevin M. Freeman (5)	0.30	0.30	2,471,849	2,163,947

(1)	Effective May 16, 2018, Mr. Earl Congdon transitioned to the role of Senior Executive Chairman, and his PIP participation factor was decreased from 1.04% to 0.35% effective June 1, 2018.
(2)	Effective January 1, 2019, Mr. David Congdon’s PIP participation factor was decreased from 1.04% to 0.60%.
(3)

Effective May 16, 2018, Mr. Gantt transitioned to the role of President and Chief Executive Officer, and his PIP participation factor was increased to 0.50% effective June 1, 2018 as a result of his promotion and increased job responsibilities. In addition, effective January 1, 2019, Mr. Gantt’s PIP participation factor was increased to 0.60% based on market comparable data and job performance.

(4)

Effective January 1, 2019, Mr. Satterfield’s PIP participation factor was increased to 0.22%, after consideration of the executive compensation analysis conducted by Pearl Meyer and to adjust Mr. Satterfield’s total direct compensation to be more competitive with the market for his position.

(5)

Effective May 16, 2018, Mr. Freeman was promoted to Executive Vice President and Chief Operating Officer, and his PIP participation factor was increased to 0.30% effective June 1, 2018 as a result of his promotion and increased job responsibilities.

The cash incentive provided by the PIP is determined on a monthly basis and paid to participants only if our pre-tax income exceeds 2% of revenue for that month. We met this minimum threshold of profitability for each month in 2019, and as a result, our named executive officers received cash compensation from the PIP each month based upon their respective participation factor and our pre-tax income. In keeping with our philosophy of pay-for-performance, PIP payouts to our officers, including our named executive officers, in 2019 were directly aligned with our financial performance.

The Compensation Committee recognizes that the PIP can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined. However, the PIP can also produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved and/or outperformed peers.

The Compensation Committee has considered whether our employee compensation policies and practices, including our PIP, create inadvertent incentives for executive management and other participants to make decisions that are reasonably likely to have a material adverse effect on us, and believes they do not. The Compensation Committee believes the overarching characteristic of the PIP is its ability to create a highly motivated and aligned management team that is focused on consistently executing our operating plan, improving our performance, and creating long-term value for our shareholders. This type of incentive program was being utilized when we established our long-term strategic plan in 1997.  Since that time, our revenue and pre-tax income have increased on average each year by 12.7% and 24.2%, respectively.  The average annual increase in our revenue and pre-tax income over the past five years was 8.30% and 14.8%, respectively, and the compound annualized growth in total shareholder return, including cumulative dividends, over the same five-year period was 19.8%.

2016 Stock Incentive Plan

In 2016, as part of our ongoing commitment to review and assess the appropriateness and competitiveness of our executive compensation program, we determined to shift our equity compensation policy to allow for stock-settled awards. We believe stock-settled awards serve as a stronger incentive and retention tool and more closely align participant and shareholder interests than our historical phantom stock awards (which, as noted above, now also permit stock settlement as of December 2019). To further this objective, the Compensation Committee and the Board adopted the 2016 Plan, which was subsequently approved by our shareholders at our 2016 Annual Meeting. The Compensation Committee has determined to grant performance-based RSAs for shares of our common stock under the 2016 Plan to our named executive officers, as well as other officers, and service-based RSAs to members of the Board. In 2019, the Compensation Committee also determined to grant PBRSUs to our executive officers, which are settled in shares of our common stock under the 2016 Plan if the requisite prospective performance objective is achieved.

The 2016 Plan permits the grant of a broad array of equity award types, including RSAs, restricted stock units, stock options and stock appreciation rights. The 2016 Plan authorizes the issuance of up to 3,000,000 shares of our common stock, as adjusted for the three-for-two stock split.

Performance-Based Restricted Stock Awards

RSA grants under the 2016 Plan are based on attainment of Company performance objectives, with no awards provided when results fall below a minimum performance threshold. The Compensation Committee generally determines the RSA amounts based on a percentage of annual base salary that is determined by our operating ratio for the previous fiscal year. Operating ratio is a profitability measure used within the transportation industry and is calculated by dividing total operating expenses by revenue. The Compensation Committee may approve an RSA under the 2016 Plan in an amount ranging from 0% up to 100% of an officer’s base salary for achieving a progressively lower operating ratio. No grants are made for an operating ratio greater than 95%. The Compensation Committee believes the underlying performance hurdles are challenging and would generally require us to perform at or above industry norms to earn grants in the upper half of the award opportunity range.

If the minimum performance threshold is met, any earned awards are provided in the form of RSAs that vest in equal annual installments over a period of three years, subject to continued employment, to further enhance executive retention and incentive. Vesting may also occur on the earliest of:  (i) the date of a change in control of our ownership, which includes a “double trigger” and assumes the RSAs are not substituted, assumed, or continued; or (ii) the date the participant’s employment is terminated without cause by the Company or by the participant for good reason within six months before or one year after the effective date of the change of control; or (iii) the date the participant’s employment is terminated as a result of death or disability.

The RSA awards granted in 2019, 2018 and 2017 were determined by our operating ratio results for the preceding fiscal year.  Our operating ratio was 79.8%, 82.9%, and 83.8% for the years 2018, 2017, and 2016, respectively.  As a result, the Compensation Committee approved RSAs that were granted under the 2016 Plan equal to 60% of each named executive officer’s annual base salary in February 2017 (reported in the Summary Compensation Table as compensation for fiscal year 2017), equal to 70% of each named executive officer’s annual base salary in February 2018 (reported as compensation for fiscal year 2018), and equal to 100% of each named executive’s annual base salary in February 2019 (reported as compensation for fiscal year 2019). The number of shares awarded for each individual was calculated by dividing the cash value of the award by the 50-day moving average closing price of our common stock for the period ending on the trading day immediately preceding each grant date. The fair value at each grant date is calculated by multiplying the number of shares granted for each individual by the closing price of our common stock on such grant date. See "Executive Compensation - 2019 Grants of Plan-Based Awards" for more information about the 2019 RSA grants.

	Value of Earned Restricted Stock Award At Grant ($)
Named Executive Officer	2019	2018	2017
Earl E. Congdon	444,461	439,369	378,973
David S. Congdon	811,127	439,369	378,973
Greg C. Gantt	811,127	400,754	345,625
Adam N. Satterfield	516,751	197,580	170,366
Kevin M. Freeman	611,207	201,264	173,537

In 2019, although our operating ratio declined by 30 basis points to 80.1%, we once again led the industry. As a result, each of our named executive officers earned RSA grants equal to 90% of base salary, slightly less than the RSA grant amount earned in the prior year. Since the grants were made in February 2020, they will be included in tabular disclosures in our proxy statement for fiscal 2020, based on current SEC reporting requirements.

Performance-Based Restricted Stock Units

As described above, for 2019 the Compensation Committee determined to modify the long-term incentive component of our executive compensation program to include grants of PBRSUs under the

2016 Plan to each of our executive officers to further enhance our pay-for-performance philosophy. PBRSUs are directly linked to the Company’s prospective performance, with annual pre-tax income growth as the sole performance metric. We believe growth in pre-tax income is a key contributor to the long-term improvement in the price of our common stock.

The amount of the PBRSUs eligible to be earned may range from 0% to 200% of each officer’s base salary for the year in which the grant is made. The earning of the PBRSUs is tied to the achievement of a minimum threshold of pre-tax income growth established by the Compensation Committee over a one-year performance period, with one-third of any earned PBRSUs paid out following the end of the performance period, and an additional one-third of the PBRSUs paid out on each anniversary thereafter, subject to continued employment by the named executive officer for further retention and incentive purposes. Vesting may also occur on the earliest of:  (i) the date of a change in control of our ownership, which includes a “double trigger” and assumes the PBRSUs are not substituted, assumed, or continued; or (ii) the date the participant’s employment is terminated without cause by the Company or by the participant for good reason within six months before or one year after the effective date of the change of control; or (iii) the date the participant’s employment is terminated as a result of death or disability.

Each named executive officer received grants of PBRSUs in February 2019, with the value of the target number of shares of common stock subject to the PBRSU award determined by applying a multiplier to the RSA amount granted in the same fiscal year.  Although we improved our financial results in 2019 compared to 2018 and the price of our common stock increased significantly, no PBRSUs were earned in 2019 because our performance did not meet the minimum threshold set by the Compensation Committee.

The table below sets forth the target PBRSU award for each named executive officer, expressed both as a multiple of the named executive officer’s 2019 RSA, and as a percentage of the named executive officer’s base salary, for the 2019 performance period, and the actual number of PBRSUs earned in 2019:

Named Executive Officer	Target 2019 PBRSU Award		2019 PBRSUs Earned (#)
	As Multiple of 2019 RSA	As Percentage of Base Salary
Earl E. Congdon	1.0x	100%	—
David S. Congdon	1.0x	100%	—
Greg C. Gantt	1.0x	100%	—
Adam N. Satterfield	1.0x	100%	—
Kevin M. Freeman	1.0x	100%	—

In January 2020, the Compensation Committee again selected pre-tax income growth as the performance metric and established a year-over-year pre-tax income growth minimum threshold in connection with the grant of 2020 PBRSUs to our executive officers. The Compensation Committee believes that using the fiscal 2020 pre-tax income growth minimum threshold that is aligned with our fiscal 2020 financial plan will appropriately incentivize our executive officers to achieve the Company’s strategic and financial goals. The Compensation Committee also determined that a multiplier of 1.0x will be applied to each named executive officer’s 2020 base salary amount to determine the value of the target number of shares of common stock subject to the PBRSU award. The actual number of PBRSUs earned can range from 0% to 200% of target levels based on Company performance. We have not disclosed the specific minimum threshold goal for pre-tax income for fiscal 2020, as the internal goal is highly confidential and not reported publicly. Disclosing the specific minimum threshold goal would provide competitors and third parties with insights into our internal planning processes, which might allow our competitors to predict certain business strategies and cause us competitive harm. The Compensation Committee has set the fiscal 2020 pre-tax income minimum threshold at a level that it believes to be challenging, but attainable. The shares underlying the PBRSUs awarded for fiscal 2020 are eligible to be earned only if we achieve a minimum threshold of growth in pre-tax income for fiscal 2020 as compared to 2019.

The table below sets forth the target PBRSU award for each named executive officer, expressed as a multiple of the named executive’s officer’s base salary, for the 2020 performance period:

Named Executive Officer	Target 2020 PBRSU Award
	Multiplier Factor	As Percentage of Base Salary
Earl E. Congdon	1.0x	100%
David S. Congdon	1.0x	100%
Greg C. Gantt	1.0x	100%
Adam N. Satterfield	1.0x	100%
Kevin M. Freeman	1.0x	100%

The Compensation Committee believes that the grant of PBRSUs driven by pre-tax income growth strikes a healthy balance with our RSA program, which is based on the Company’s current operating ratio. In conjunction with our RSA program, the Compensation Committee believes PBRSUs complement our pay-for-performance philosophy, which is designed to drive continuous improvement in our operating and financial results that should further enhance shareholder value.  Our most recently completed PBRSU performance period illustrates our commitment to pay for performance. While our 2019 performance was solid considering the challenging operating environment, and included improvements in revenue, pre-tax income, net income and earnings per share, we fell short of our minimum threshold goal of pre-tax income growth.  As a result, our named executive officers did not earn any part of the PBRSU award granted in 2019. We believe that our long-term equity incentive awards will motivate our executive officers to achieve strong financial success for the Company and provide long-term benefit to our shareholders.

Phantom Stock Plans

Prior to 2016, phantom stock awards were used to reward our named executive officers for creating shareholder value and to provide a long-term retirement incentive for our named executive officers. No phantom stock awards have been granted since the adoption of the 2016 Plan.  As discussed above, in December 2019, upon the recommendation of the Compensation Committee, the Board approved the amendment and restatement of the Company’s phantom plans to permit stock settlement of outstanding phantom stock awards in shares of the Company’s common stock in lieu of cash settlement. The Amended Phantom Plans also provide for waivers of the age 65 or age 55 vesting terms for participants, including each of the Company’s named executive officers, who will settle their outstanding phantom stock awards in common stock. No other time-based or service-based vesting provisions were modified or accelerated for any participant as a result of the Amended Phantom Plans.

Phantom stock awards have been granted under the Amended Phantom Plans. Each share of phantom stock awarded to eligible employees under the Amended Phantom Plans represents a contractual right to receive an amount in cash or common stock, in each case equal to the fair market value of a share of our common stock on the settlement date, provided that vesting provisions have been satisfied.

All phantom stock awards not vested upon termination of employment are forfeited, although the Compensation Committee has discretionary authority to modify or accelerate the vesting of awards. This component of compensation generally facilitates the retention of key employees, rewards longevity and provides a retirement benefit to our named executive officers that is directly tied to shareholder value. Vesting and settlement provisions for each plan are discussed below.

Our Board approved, and we adopted, the 2005 Phantom Stock Plan in May 2005. The 2005 Phantom Stock Plan expired in May 2012; however, grants under this plan remain outstanding. Awards granted to our named executive officers under the Amended 2005 Phantom Plan vest upon the earlier to occur of the following, provided the recipient is employed by us on such date:  (i) the date of a change of control in our ownership; (ii) the fifth anniversary of the grant date; (iii) the date of the recipient’s death; or (iv) the date of the recipient’s total disability. Vested phantom stock awards are settled upon the earlier of the recipient’s: (i) termination of employment for any reason other than death, total disability, or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Subject to restrictions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), settlements are paid in 24 equal monthly installments.

Following expiration of the 2005 Phantom Stock Plan, our Board approved, and we adopted, the 2012 Phantom Stock Plan in October 2012.  Although we now utilize the 2016 Plan to facilitate our long-term incentive program, grants under the 2012 Phantom Stock Plan remain outstanding.  Under the Amended 2012 Phantom Plan, a maximum of 1,500,000 shares of phantom stock, as adjusted for the three-for-two stock split, may be awarded to eligible employees, subject to adjustment to prevent dilution or enlargement caused by changes in our outstanding shares of common stock. Each award granted to our named executive officers vests in 20% increments on the anniversary of the grant date and is fully vested on the fifth anniversary of the grant date provided that the recipient: (i) has been continuously employed by us from the grant date until each respective vesting date; and (ii) has been continuously employed by us for at least 10 years on the respective vesting date. Vesting also occurs on the earliest of: (i) the date of a change in control of our ownership; (ii) the date of the recipient’s death; or (iii) the date of the recipient’s total disability, in each case provided that the recipient has been continuously employed by us from the grant date until the date of the respective event. Vested phantom stock awards are settled upon the earliest of the date of the recipient’s: (i) termination of employment for any reason other than death, total disability or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Settlements are generally paid in 24 equal monthly installments of cash or shares of common stock, although recipients may, with respect to each grant, provide for payment in any other manner for up to five years following settlement subject to the limitations set forth in each individual award agreement. Each recipient also has the ability to defer the annual installments payable under an award agreement for a period of five years by filing a written election with the administrator at least one year in advance of the date on which payment of the annual installments would otherwise commence. Any payment may be delayed, if necessary, to comply with Section 409A of the Code.

In connection with the amendment and restatement of the Company’s phantom plans in December 2019, as discussed above, each of the Company’s named executive officers has entered into amended award agreements with respect to outstanding phantom stock awards, whether vested or unvested, to settle such awards in shares of our common stock, as set forth in the table below, adjusted for the three-for-two stock split:

Named Executive Officer	Outstanding Vested and Unvested Phantom Stock Awards under Amended Phantom Plans, as Amended for Settlement in Common Stock (#)
Earl E. Congdon	106,702
David S. Congdon	96,074
Greg C. Gantt	61,291
Adam N. Satterfield	11,024
Kevin M. Freeman	37,686

The outstanding phantom stock awards, to the extent vested, will be settled in shares of our common stock equal to the number of vested shares of phantom stock on the applicable settlement date.

The shares of common stock will generally be distributed in twenty-four substantially equal monthly installments commencing on the first day of the sixth calendar month following such settlement date. All shares of common stock that may be issued to settle phantom stock awards under the Amended Phantom Plans will be issued only under, and will be subject to the terms and conditions of, the 2016 Plan.

We do not provide a supplemental retirement plan for our named executive officers, although we do offer a voluntary, self-funded and unsecured deferred compensation program. See “Nonqualified Deferred Compensation Plan” below.

Stock Ownership Policy

The Compensation Committee and the Board strongly believe that our officers’ financial interests should be aligned with the long-term interests of our Company and its shareholders. To further this goal, the Board has adopted a stock ownership and retention policy (the “Stock Ownership Policy”) applicable to members of the Board and officers of the Company. Each officer is required to achieve and maintain a level of ownership in our common stock based on a multiple of annual base salary as described below.

Covered Individuals (1)	Base Salary Multiple Threshold
Chief Executive Officer	6.0x (600%) annual base salary
President, Chief Operating Officer and Chief Financial Officer	2.0x (200%) annual base salary
Other Executive Officers	1.5x (150%) annual base salary
All other Officers	1.0x (100%) annual base salary

(1)	If a covered individual holds multiple positions, the required stock ownership threshold applicable to such individual is the highest threshold.

For purposes of determining whether an officer has satisfied the Stock Ownership Policy, eligible equity may include:  (i) shares owned by the officer; (ii) shares owned jointly with the officer’s spouse and/or dependent children; (iii) shares owned by the officer’s spouse or dependent children; (iv) shares held by the officer in a 401(k) plan; (v) shares held in individual brokerage accounts or other custodial accounts or in trust for the benefit of the officer or the officer’s spouse and/or dependent children; (vi) shares underlying time-based RSAs, restricted stock units, deferred stock units or similar awards (including performance- and time-based restricted stock unit awards if and to the extent earned) (in each case, whether vested or unvested); (vii) shares received upon the exercise of stock options, stock appreciation rights or similar awards; and (viii) shares received from earned performance-based awards such as performance-based restricted stock units, performance shares, performance units or similar awards. Shares of phantom stock awarded under the Amended Phantom Plans and unearned PBRSUs are not considered eligible equity for purposes of determining compliance with the Stock Ownership Policy.

Officers may utilize grants under the 2016 Plan, in the manner discussed above, to satisfy the Stock Ownership Policy. Until the applicable thresholds of ownership outlined above are met, an officer is required to retain 50% of the net shares (those shares of common stock that remain after shares are sold, delivered, or withheld in payment of withholding taxes related to equity awards) resulting from the vesting or earning of all RSAs or PBRSUs granted under the 2016 Plan, and 50% of the net shares resulting from the exercise of any stock options granted under the 2016 Plan.

The Stock Ownership Policy also requires all individuals covered under this policy, including named executive officers, to retain 50% of the net shares resulting from the vesting or earning of all RSAs, restricted stock unit awards, performance awards or similar awards granted on or after June 1, 2018, and 50% of the net shares resulting from the exercise of all stock options, stock appreciation awards or similar awards granted on or after June 1, 2018, for a period of twelve months following the applicable vesting, earning or exercise date. This retention requirement applies even after the applicable thresholds of ownership described above are satisfied.

Clawback Policy

The Compensation Committee and the Board believe it is desirable and in the best interests of the Company and its shareholders to maintain a culture of accountability and discourage conduct detrimental to the Company’s growth. To reinforce this objective, the Board has adopted a clawback policy for the recovery of cash and equity incentive compensation from the Company’s officers and other employees deemed subject to the policy. The policy provides that a covered individual may be required to forfeit or return to the Company all or a portion of any cash-based incentive compensation and/or equity-based incentive compensation received. Subject to the discretion of the Compensation Committee or the Board, reimbursement may be required (i) if such compensation was received based on quarterly or annual financial statements of the Company that are subsequently restated (other than due to changes in applicable financial reporting standards or under similar circumstances) in a manner that would decrease the amount of the compensation to which the covered individual was otherwise entitled, and (ii) such restatement is the result of, in whole or in part, the misconduct of the covered individual.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant’s contributions and, at our option, a discretionary contribution that is allocated to all 401(k) participants. Although we consider this match in our evaluation of overall compensation, we believe the maximum employee contribution and matching limits in our plan are, alone, insufficient to enable our named executive officers to save an amount that is adequate for their retirement or to be competitive with similarly-situated executives at other companies in our industry. As a result, we offer certain employees, including our named executive officers, the opportunity to participate in a non-qualified deferred compensation plan.

Nonqualified Deferred Compensation Plan

Because we do not provide a significant retirement plan for our named executive officers, we offer them an alternative vehicle for self-funding their retirement through our 2006 Nonqualified Deferred Compensation Plan. This plan allows eligible participants, including our named executive officers, to defer percentages of both their annual base salary and their monthly non-equity incentive compensation. The retirement benefits for our named executive officers are self-funded and unsecured, and the availability of these retirement benefits will depend on our ability to fund future payments. The plan is described in further detail under the caption “Executive Compensation - 2019 Nonqualified Deferred Compensation” in this proxy statement.

Tax Considerations

For tax years prior to January 1, 2018, Section 162(m) of the Code generally allowed us to deduct certain compensation paid to certain of our named executive officers under the Section 162(m) qualified performance-based compensation exemption. For taxable years beginning January 1, 2018, the qualified performance-based compensation exemption is no longer available, except in limited situations that are eligible for transition relief, and the group of current and former named executive officers who may be covered by the deduction limit was expanded. Going forward, we will therefore not be eligible to take a full deduction under Section 162(m) for qualified performance-based compensation except in limited grandfathered situations. The Compensation Committee may modify compensation that was initially intended to be exempt from Section 162(m), to the extent permitted by applicable law and the relevant governing documents, as well as its mix of compensation elements if it determines that such modifications are consistent with our business needs. Tax deductibility is one of many factors the Compensation Committee considers in evaluating executive compensation.  We will continue to structure our executive compensation program to place primary emphasis on performance-based incentives that are intended to align pay with performance in support of long-term shareholder value creation.

David Congdon Employment Agreement

We currently maintain an employment agreement with Mr. David Congdon, our Executive Chairman of the Board.  The employment agreement is designed to:

•	establish non-competition and non-solicitation agreements, in order to limit our exposure to competition by Mr. Congdon in the event of termination of his employment;
•	provide protection to Mr. Congdon in the event we experience a change of control; and
•	limit our exposure to a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by his estate in the event of his death.

Mr. Congdon’s agreement was tailored to address the competitive and financial exposures to both us and Mr. Congdon. The terms and provisions of the agreement are described in more detail under the caption “Executive Compensation – David Congdon Employment Agreement” in this proxy statement.

Change of Control and Post-Employment Benefit Considerations

The employment agreement for Mr. David Congdon provides for post-employment benefits that result from a change in control. In addition, Mr. Congdon is entitled to receive post-employment benefits upon termination by us without cause or voluntary termination for “good reason.” A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.” Mr. Congdon’s employment agreement, including post-employment benefits, is described in more detail under the caption “Executive Compensation – David Congdon Employment Agreement” in this proxy statement.

The Severance Plan provides for post-employment benefits in the event of termination resulting from a change in control to eligible key executives, including four named executive officers:  Earl E. Congdon, Greg C. Gantt, Adam N. Satterfield and Kevin M. Freeman. The benefits provided by this plan are described in more detail under the caption “Executive Compensation - Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” in this proxy statement.

We believe that the employment agreement for Mr. David Congdon and the Severance Plan provide a reasonable level of protection to our named executive officers in the event we experience a change of control. We also believe the post-employment benefits provided in the employment agreement for Mr. David Congdon are an effective incentive for retaining this key executive officer.

Other Benefits and Perquisites

Our named executive officers participate equitably, except as noted below, with all employees in our employee benefits, which include medical, dental, vision, short-term disability and group life insurance. Each named executive officer receives term-life insurance benefits insuring his life for $300,000, if under the age of 70, or $150,000, if over the age of 70. In addition, the employment agreement with Mr. David Congdon provides for the reimbursement of certain costs with respect to a $10,000,000 life insurance policy, subject to certain limitations. This benefit was granted to Mr. Congdon to protect us from a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by his estate in the event of his death. Mr. Earl Congdon has obtained, at his own expense, additional life insurance benefits that we deem adequate in mitigating this risk; therefore, no additional life insurance benefits have been provided to him.

We provide basic employee group health and dental coverage for all employees but charge a premium for dependent and family coverage. We have waived the premiums for basic coverage for our named executive officers’ families, which are included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation

Table” in this proxy statement. Starting in 2020, we have ceased the practice of waiving premiums so that named executive officers and other officers of the Company pay the same premium as all other employees for the same coverage.

In 2019, we once again offered our officers, including our named executive officers, the opportunity to participate, on a voluntary basis, in an executive health program. For participants in this program, we paid the costs for a comprehensive health assessment to address their overall medical needs and assess their health risks. Mr. Earl Congdon, Mr. David Congdon and Mr. Satterfield chose to participate in this program and our cost was $4,000, $4,000 and $2,100, respectively. This cost is included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement. We plan to continue to provide this benefit for our officers, including our named executive officers, on an annual basis.

In 2019, Mr. Earl Congdon, Mr. David Congdon, Mr. Gantt and Mr. Freeman elected to use a Company-provided vehicle, and Mr. Satterfield elected to receive a vehicle allowance provided by the Company. The taxable value of the personal use of these automobiles and applicable vehicle allowances is included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement.

Our named executive officers may from time to time personally utilize our corporate aircraft. In 2019, personal use of our corporate aircraft by our named executive officers, their families and guests represented approximately 23.7% of the aggregate aircraft utilization hours. The incremental cost for the personal use of our corporate aircraft by each named executive officer is included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement. We do not provide any tax gross-up payments on any perquisites or benefits.

Advisory Vote on Executive Compensation

Since our 2011 Annual Meeting, we have conducted an advisory vote on the approval of compensation for our named executive officers each year at our annual meeting of shareholders. While this is a non-binding vote, we believe it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs and our decisions regarding executive compensation, all of which are disclosed in our proxy statement. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will carefully consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management and representatives of our shareholders.

At our 2019 Annual Meeting, approximately 91% of the votes cast on the advisory vote to approve the compensation of our named executive officers were in favor of the proposal. Our Compensation Committee and Board believe this shareholder vote reflects strong support for our executive compensation program and alignment of executive and long-term shareholder interests. In addition, the Compensation Committee believes that our executive compensation program continues to be tailored to our business strategies, is consistent with our pay-for-performance philosophy, reflects competitive pay practices, and appropriately rewards or penalizes our management team based on the level of financial success of our Company each year. Our solid financial performance in 2019 reinforces the view of our Compensation Committee and Board that our executive compensation program is achieving its desired objectives.

The Compensation Committee and the Board will continue to consider shareholders’ sentiments regarding our executive compensation program going forward. As part of that commitment, we have determined that our shareholders should vote on a “say-on-pay” proposal each year, consistent with the preference expressed by our shareholders most recently at our 2017 Annual Meeting. Our Board unanimously recommends that you vote “FOR” Proposal 2 at the Annual Meeting. See “Proposal 2 - Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers” in this proxy statement. Our shareholders will once again have the opportunity to express a preference on the frequency of “say-on-pay” votes at our 2023 Annual Meeting.

Conclusions

Our Compensation Committee has considered all of the elements of compensation described above and the objective of each element in determining the total amount of current compensation for our named executive officers. The Compensation Committee also considered whether our compensation policies and practices promote or encourage unnecessary and excessive risks and concluded they do not. Our compensation practices, which provide a balanced mix of short- and long-term incentives and use multiple performance metrics, together with our insider trading policy’s prohibitions on hedging and pledging of our securities, our stock ownership and retention requirements and our clawback policy, mitigate excessive risk-taking by our named executive officers. In addition, the Compensation Committee considered shareholder outreach feedback and the review and analysis of our executive compensation program conducted by Pearl Meyer, which helped the Compensation Committee make the aforementioned changes to various components of executive compensation and ultimately reaffirm the Company’s overall compensation strategy and approach. The Compensation Committee believes the amount of each element of pay and the total amount of compensation for each named executive officer are reasonable and appropriate in light of the officer’s experience and individual performance, our operational and financial performance relative to our own expectations and the industry, and the officer’s role in creating shareholder value.  The Compensation Committee also believes that the program design modifications implemented in 2019 will continue to appropriately incentivize our executives and further strengthen the alignment of executive compensation with our strategic goals, performance, and long-term shareholder interests.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2019 through incorporation by reference to this proxy statement.

Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless such filing explicitly incorporates this report.

The Compensation Committee,

Leo H. Suggs (Chair)
Patrick D. Hanley
D. Michael Wray

Executive Compensation

Summary Compensation Table

The following table provides an overview of compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) serving as of December 31, 2019:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Earl E. Congdon Senior Executive Chairman of the Board	2019	400,000	880,915	2,883,824	25,700	144,230	4,334,669
	2018	501,420	439,369	4,804,161	24,095	101,276	5,870,321
	2017	611,833	378,973	6,090,369	24,441	85,485	7,191,101
David S. Congdon Executive Chairman of the Board	2019	727,332	1,607,641	4,943,698	20,120	232,461	7,531,252
	2018	630,188	439,369	8,481,328	18,864	107,237	9,676,986
	2017	611,833	378,973	6,090,369	19,134	114,176	7,214,485
Greg C. Gantt President and Chief Executive Officer	2019	727,846	1,607,641	4,943,698	24,548	41,217	7,344,950
	2018	616,339	400,754	3,794,972	16,022	20,565	4,848,652
	2017	557,969	345,625	2,342,449	14,208	18,379	3,278,630
Adam N. Satterfield Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary	2019	460,117	1,024,193	1,812,689	21	38,445	3,335,465
	2018	283,317	197,580	1,631,025	24	32,671	2,144,617
	2017	275,065	170,366	1,171,225	24	28,722	1,645,402
Kevin M. Freeman Executive Vice President and Chief Operating Officer	2019	545,558	1,211,401	2,471,849	5,844	24,763	4,259,415
	2018	342,190	201,264	2,163,947	6,928	25,503	2,739,832
	2017	280,214	173,537	1,171,225	8,150	32,901	1,666,027

(1)

The amount reflects the grant date fair value of RSAs and PBRSUs granted under the provisions of the 2016 Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“ASC 718”), disregarding the estimate of forfeitures related to applicable performance-based and service-based, as applicable, vesting conditions.  The valuation assumptions used are summarized in Note 8 of the Notes to the Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”).  The actual amounts, if any, ultimately realized may differ from the ASC 718 grant date fair value amounts.  Our Compensation Committee considers the grant date fair value of a restricted stock grant and the grant date fair value at target of PBRSU grants as part of compensation in the year of grant when evaluating annual compensation for our named executive officers.  Assuming achievement of the PBRSUs at the maximum level, the grant date fair value of the PBRSU awards would have been as follows:  Mr. Earl Congdon, $872,907; Mr. David Congdon, $1,593,170; Mr. Gantt, $1,593,170; Mr. Satterfield, $1,014,883; and Mr. Freeman, $1,200,390. The PBRSU awards were subsequently forfeited due to non-attainment of the minimum performance threshold.

(2)

Pursuant to our PIP, we pay monthly cash incentives to our named executive officers based upon our pre-tax income during the fiscal year, subject to certain restrictions.  Cash incentives are generally paid in the month following the actual month in which the cash incentive is earned.  The table reflects the cash incentives earned for each of the 12 months of the respective year, regardless of when the incentive payment was actually made.

(3)

The amounts in this column are treated as “above-market interest” (defined by current SEC rules as the portion exceeding 120% of the applicable federal long-term rate) credited to deferrals under the Company’s Nonqualified Deferred Compensation Plan.

(4)	See “All Other Compensation” below for the amounts and descriptions of these components of compensation in 2019.

All Other Compensation

The allocation of 2019 “All Other Compensation” from the Summary Compensation Table is presented below:

Named Executive Officer	Personal Use of Corporate Aircraft ($)(1)	Life Insurance Premiums ($)(2)	Health Benefits ($)(3)	Corporate Automobile Benefits ($)(4)	Company Contributions to the 401(k) Plan ($)(5)	Vested Restricted Stock Accumulated Dividends ($)(6)	Total ($)
Earl E. Congdon	111,757	2,472	6,899	3,375	15,948	3,779	144,230
David S. Congdon	182,653	16,965	6,899	6,201	15,964	3,779	232,461
Greg C. Gantt	8,839	1,980	2,899	7,957	16,096	3,446	41,217
Adam N. Satterfield	—	450	5,636	14,820	15,965	1,574	38,445
Kevin M. Freeman	—	1,980	2,899	2,684	15,469	1,731	24,763

(1)	For the purpose of this table, compensation for the personal use of our corporate aircraft is calculated using incremental variable cost per flight hour.
(2)

Includes the following:  (i) the taxable excess group term-life insurance premiums under our group term-life insurance policy for all employees; and (ii) reimbursement of certain costs with respect to a $10,000,000 life insurance policy for Mr. David Congdon as further described under the caption “Executive Compensation – David Congdon Employment Agreement” in this proxy statement.

(3)

We offered our employees a choice in group health and dental plans that vary by the level of benefits available and premiums paid by the employee.  Until January 1, 2020, employee premiums for our basic group plans were waived for our named executive officers.  If our named executive officers elected to enroll in plans with higher benefits and premiums, they were required to pay the difference in premiums between the basic plan and the more robust plan selected.  The amount in the table reflects (i) the value of the basic group health and dental premiums that we waived for our named executive officers in 2019 ($2,899 for each of Mr. Earl Congdon, Mr.

David Congdon, Mr. Gantt, and Mr. Freeman, and $3,536 for Mr. Satterfield); and (ii) our cost to provide to our named executive officers the opportunity to participate, on a voluntary basis, in an executive health program ($4,000 for each of Mr. Earl Congdon and Mr. David Congdon and $2,100 for Mr. Satterfield).

(4)

For Mr. Earl Congdon, Mr. David Congdon, Mr. Gantt and Mr. Freeman, the amount reflects compensation for the personal use during 2019 of a Company-provided vehicle calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus total mileage driven.  For Mr. Satterfield, the amount reflects compensation for a vehicle allowance in lieu of a Company-provided vehicle for 2019.

(5)

Each of our named executive officers is eligible to participate in the Old Dominion 401(k) Employee Retirement Plan on the same basis as other employees.  Employee contributions are limited to a percentage of their compensation, as defined in the plan.  We guaranteed a match of 30% of the first 6% of all employee contributions in 2019.  Additional employer contributions may be awarded on a non-discriminatory basis to all participants, and such discretionary employer contributions were awarded in 2019.

(6)

Each participant in the 2016 Plan accumulates dividends for each unvested RSA, payable upon vesting.  In 2019, Mr. Earl Congdon and Mr. David Congdon both vested in 6,369 shares, as adjusted for the three-for-two stock split, and they each received a payment for their accumulated dividends of $3,779; Mr. Gantt vested in 5,808 shares, as adjusted for the three-for-two stock split, and received a payment for his accumulated dividends of $3,446; Mr. Satterfield vested in 2,691 shares, as adjusted for the three-for-two stock split, and received a payment for his accumulated dividends of $1,574; and Mr. Freeman vested in 2,917 shares, as adjusted for the three-for-two stock split, and received a payment for his accumulated dividends of $1,731. For more details, refer to the "2019 Stock Vested" table below.

2019 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards made to our named executive officers during fiscal year 2019, as adjusted for the three-for-two stock split.  The actual amounts, if any, ultimately realized may differ from the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column.

	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Named Executive Officer			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Earl E. Congdon	RSA	2/14/2019	—	—	—	—	—	—	4,602	444,461
	PBRSU	2/14/2019				2,301	4,602	9,204		436,454
David S. Congdon	RSA	2/14/2019	—	—	—	—	—	—	8,398	811,127
	PBRSU	2/14/2019				4,198	8,398	16,798		796,514
Greg C. Gantt	RSA	2/14/2019	—	—	—	—	—	—	8,398	811,127
	PBRSU	2/14/2019				4,198	8,398	16,798		796,514
Adam N. Satterfield	RSA	2/14/2019	—	—	—	—	—	—	5,350	516,751
	PBRSU	2/14/2019				2,674	5,350	10,701		507,442
Kevin M. Freeman	RSA	2/14/2019	—	—	—	—	—	—	6,328	611,207
	PBRSU	2/14/2019				3,163	6,328	12,657		600,194

(1)

The 2019 earned RSA and target PBRSU grants reflect awards to the named executive officer equal to 100% of his base salary on the grant date divided by the average closing price of our common stock for the 50-day period beginning November 30, 2018 and ending February 13, 2019. PBRSUs are earned, if at all, at the end of a one-year performance period based on the achievement of pre-tax income performance targets established by the Compensation Committee.  One-third of any earned PBRSUs vest following conclusion of the performance period (to the extent the performance target is met) and an additional one-third of the PBRSUs vest on each anniversary thereafter, subject to continued employment. Payouts of PBRSU awards could range from 0% up to a maximum of 200% of the target award.  Additionally, our Compensation Committee considers the value of the RSA grant and the target value of the PBRSU grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers. The PBRSU awards were subsequently forfeited due to non-attainment of the minimum performance threshold.

(2)

These amounts represent the aggregate grant date fair value computed in accordance with ASC 718. The valuation assumptions used are summarized in Note 8 of the Notes to the Financial Statements included in Part II, Item 8 of our Form 10-K.  These amounts do not reflect compensation actually received by the named executive officer, and the actual amount of the stock award ultimately realized upon vesting may differ from the aggregate grant date fair value. The grant date fair value of RSAs, computed in accordance with ASC 718, was determined by the number of earned shares set forth above multiplied by the grant date closing share price of $144.87, or $96.58 as adjusted for the three-for-two stock split, as reported on the Nasdaq Global Select Market.  The aggregate grant date fair value of the PBRSUs was computed in accordance with ASC 718.

Our 2016 Plan is discussed in more detail under the caption "Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan" in this proxy statement.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table reflects awards under our equity-based award incentive plans to our named executive officers that have not vested as of December 31, 2019, as adjusted for the three-for-two stock split:

		Stock Awards
Named Executive Officer	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Earl E. Congdon	2/14/2019 (1)	4,602	582,245
	2/14/2019 (2)	—	—	2,301	291,123
	2/15/2018 (1)	3,219	407,268
	2/09/2017 (1)	2,091	264,553
	2/11/2015 (3)	1,140	144,347
David S. Congdon	2/14/2019 (1)	8,398	1,062,578
	2/14/2019 (2)	—	—	4,198	531,194
	2/15/2018 (1)	3,219	407,268
	2/09/2017 (1)	2,091	264,553
	2/11/2015 (3)	1,140	144,347
Greg C. Gantt	2/14/2019 (1)	8,398	1,062,578
	2/14/2019 (2)	—	—	4,198	531,194
	2/15/2018 (1)	2,937	371,589
	2/09/2017 (1)	1,905	241,021
	2/11/2015 (3)	838	106,125
Adam N. Satterfield	2/14/2019 (1)	5,350	676,945
	2/14/2019 (2)	—	—	2,674	338,378
	2/15/2018 (1)	1,447	183,138
	2/09/2017 (1)	939	118,802
	2/11/2015 (3)	387	49,039
Kevin M. Freeman	2/14/2019 (1)	6,328	800,682
	2/14/2019 (2)	—	—	3,163	400,246
	2/15/2018 (1)	1,474	186,554
	2/09/2017 (1)	955	120,890
	2/11/2015 (3)	503	63,690

(1)

These unvested RSAs under the 2016 Plan are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan".

(2)

The number of unearned, unvested PBRSUs in these columns assumes an achievement level at the threshold amount, and the final level of achievement for these awards may differ. These unvested PBRSUs under the 2016 Plan are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan".  At an achievement level of 200% (the maximum), the number of PBRSUs and the corresponding value would be as follows: Mr. Earl Congdon: 9,204 PBRSUs with a value of $1,164,490; Mr. David Congdon: 16,798 PBRSUs with a value of $2,125,346; Mr. Gantt: 16,798 PBRSUs with a value of $2,125,346; Mr. Satterfield: 10,701 PBRSUs with a value of $1,353,891; and Mr. Freeman: 12,657 PBRSUs with a value of $1,601,364. The PBRSU awards were subsequently forfeited due to non-attainment of the minimum performance threshold.

(3)

These unvested phantom stock awards under the 2012 Phantom Stock Plan are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - Phantom Stock Plans."  Effective December 16, 2019, the 2012 Phantom Stock Plan was amended to permit stock settlement of outstanding phantom stock awards in shares of our common stock and provide for, among other things, waiver of the age 65 vesting term. Each of the named executive officers entered into amended award agreements with respect to outstanding phantom stock awards under the 2012 Phantom Stock Plan to settle such awards in shares of common stock equal to the number of vested shares of phantom stock on the applicable settlement date. All shares of common stock that may be issued to settle phantom stock awards under the 2012 Phantom Stock Plan, as amended, will be issued only under, and will be subject to the terms and conditions of, the 2016 Plan.

(4)

The market value of phantom stock awards, RSAs and PBRSUs that have not vested as of December 31, 2019 for each named executive officer is determined by multiplying the number of shares set forth above by the closing share price of $189.78, or $126.52 as adjusted for the three-for-two stock split, as reported on the Nasdaq Global Select Market.

2019 Stock Vested

The following table displays vested stock awards to our executive officers that vested during 2019 under our Amended Phantom Plans and the 2016 Plan, respectively, as adjusted for the three-for-two stock split.

		Stock Awards
Named Executive Officer	Award Type	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Earl E. Congdon	Phantom Stock(1)	2,709	(3)
	Restricted Stock(2)	6,369	601,018
David S. Congdon	Phantom Stock(1)	2,709	(4)
	Restricted Stock(2)	6,369	601,018
Greg C. Gantt	Phantom Stock(1)	1,991	(5)
	Restricted Stock(2)	5,808	548,078
Adam N. Satterfield	Phantom Stock(1)	920	(6)
	Restricted Stock(2)	2,691	254,294
Kevin M. Freeman	Phantom Stock(1)	1,195	(7)
	Restricted Stock(2)	2,917	275,315

(1)

Effective December 16, 2019, the 2012 Phantom Stock Plan was amended to permit stock settlement of outstanding phantom stock awards in shares of our common stock and provide for, among other things, waiver of the age 65 vesting term. Each of the named executive officers entered into amended award agreements with respect to outstanding phantom stock awards under the 2012 Phantom Stock Plan to settle such awards in shares of common stock equal to the number of vested shares of phantom stock on the applicable settlement date. All shares of common stock that may be issued to settle phantom stock awards under the 2012 Phantom Stock Plan, as amended, will be issued only under, and will be subject to the terms and conditions of, the 2016 Plan.  Participants are only entitled to receive one share of common stock for each vested share of phantom stock on the settlement date.  As a result, the value of the phantom shares vested during 2019, as well as prior-year vested phantom shares, is deferred until the settlement date.  The value realized on the settlement date will be based on the fair market value of our common stock on such date as defined in the 2012 Phantom Stock Plan.  Unless determined otherwise by the Compensation Committee, the settlement date generally is the earliest of:  (i) the date of the participant's termination of employment for any reason other than death, total disability, or for cause; (ii) the date of the participant's death while employed by us; or (iii) the date of the participant's termination of employment as a result of total disability.

(2)

The value realized upon vesting of RSAs was computed by multiplying the number of shares vested on the settlement dates of February 8, February 15 and May 24, 2019, by the closing share price of $141.75, $146.37 and $138.48, or $94.50, $97.58 and $92.32 as adjusted for the three-for-two stock split, respectively, as reported on the Nasdaq Global Select Market.

(3)

The market value of phantom shares that vested during 2019 for Mr. Earl Congdon was $342,743, as determined by multiplying the number of phantom shares that vested in 2019 set forth above by the December 31, 2019 closing share price of $189.78, or $126.52 as adjusted for the three-for-two stock split, as reported on the Nasdaq Global Select Market.  The market value of Mr. Earl Congdon's total of 105,561 vested phantom shares, as adjusted for the three-for-two stock split, at year-end 2019 was $13,355,654.

(4)

The market value of phantom shares that vested during 2019 for Mr. David Congdon was $342,743, as determined by multiplying the number of phantom shares that vested in 2019 set forth above by the December 31, 2019 closing share price of $189.78, or $126.52 as adjusted for the three-for-two stock split, as reported on the Nasdaq Global Select Market.  The market value of Mr. David Congdon's total of 94,933 vested phantom shares, as adjusted for the three-for-two stock split, at year-end 2019 was $12,011,024.

(5)

The market value of phantom shares that vested during 2019 for Mr. Gantt was $251,990, as determined by multiplying the number of phantom shares that vested in 2019 set forth above by the December 31, 2019 closing share price of $189.78, or $126.52 as adjusted for the three-for-two stock split, as reported on the Nasdaq Global Select Market.  The market value of Mr. Gantt's total of 60,452 vested phantom shares, as adjusted for the three-for-two stock split, at year-end 2019 was $7,648,438.

(6)

The market value of phantom shares that vested during 2019 for Mr. Satterfield was $116,449, as determined by multiplying the number of phantom shares that vested in 2018 set forth above by the December 31, 2019 closing share price of $189.78, or $126.52 as adjusted for the three-for-two stock split, as reported on the Nasdaq Global Select Market.  The market value of Mr. Satterfield's total of 10,636 vested phantom shares, as adjusted for the three-for-two stock split, at year-end 2019 was $1,345,749.

(7)

The market value of phantom shares that vested during 2019 for Mr. Freeman was $151,217, as determined by multiplying the number of phantom shares that vested in 2019 set forth above by the December 31, 2019 closing share price of $189.78, or $126.52 as adjusted for the three-for-two stock split, as reported on the Nasdaq Global Select Market.  The market value of Mr. Freeman's total of 37,182 vested phantom shares, as adjusted for the three-for-two stock split, at year-end 2019 was $4,704,343.

2019 Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers' contributions and earnings in our deferred compensation plans in 2019:

Named Executive Officer	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Earl E. Congdon	—	—	1,370,256	—	9,064,089
David S. Congdon	—	—	1,887,425	—	10,296,539
Greg C. Gantt	984,231	—	108,738	—	3,368,096
Adam N. Satterfield	—	—	3,481	(6,897)	14,459
Kevin M. Freeman	—	—	22,632	(344,254)	510,948

(1)

Contributions represent deferrals of certain amounts of salary and cash incentives awarded pursuant to our PIP, which are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table.

(2)

Aggregate earnings represent the return on the investment options selected by each named executive officer in 2019 in our deferred compensation plans.  Earnings are not guaranteed rates of return and reflect actual market fluctuations of the funds in which they are deemed to be invested.  These earnings are calculated in the same manner and at the same rate as earnings on externally managed funds or are based upon other market-determined rates. A portion of the earnings reflected in this column are reported in the Summary Compensation Table and are treated as “above-market interest,” as that term is defined by current SEC rules and as described in footnote 3 to such table.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Nonqualified Deferred Compensation Plan”) to permit certain of our management employees, including each of the named executive officers, to defer receipt of current compensation.  This plan was amended and restated effective January 1, 2009, and further amended effective January 1, 2010, November 10, 2011 and January 29, 2015.  The Nonqualified Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees.  Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from one to fifty percent, and/or (ii) non-equity incentive compensation by a whole number percentage from one to seventy-five percent.  The deferred amount is credited to the deferred compensation account we maintain for each participant.  While not funded, each participant is allowed to select one or more investment options.  Deferral amounts, along with gains and losses on investment options in which participants are deemed invested, are posted to the deferred compensation account of each participant.  The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds.  Distributions are subject to elections made by the participants, which generally require a five-year waiting period for active employees; however, distributions can begin immediately in the event of retirement, disability, death or other termination of service.  Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a Company borrowing agreement.  Payments are made from the Nonqualified Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant.  The plan also allows us, in our sole discretion and without any participant discretion or election, to make a mandatory lump-sum payment in settlement of a participant's entire accrued benefit.

Prior to the adoption of the Nonqualified Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or cash incentive compensation.  The deferral of wages earned subsequent to December 31, 2004 is no longer permitted under this plan, as required by Section 409A of the Code.

Potential Payments Upon Termination or Change of Control

Potential payments and benefits upon termination without cause, which includes resignation, retirement, death and total disability, or change of control, are provided to our named executive officers pursuant to (i) the provisions of David S. Congdon's employment agreement, (ii) the Severance Plan, (iii) our Amended Phantom Plans, and (iv) our 2016 Plan.  All payments and benefits are forfeited if termination of the named executive officer resulted (i) for cause, (ii) from failure to comply with the non-competition and non-solicitation provisions of the respective plan and/or agreement, or (iii) from termination by the executive for a reason not constituting “good reason.”  A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.” The employment and severance agreements are discussed in further detail under “David Congdon Employment Agreement” and “Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” below.

Mr. David Congdon's employment agreement provides for three years of salary continuation, calculated by averaging the highest three years of base salary and annual bonus paid under the PIP within the previous five years prior to a triggering event.  The settlement provisions of this agreement are further described in the “David Congdon Employment Agreement” section below.

The Severance Plan provides that upon the termination of employment of one of our other named executive officers as a result of a compensation continuance termination event (termination of the officer’s employment by the Company for any reason other than for cause (as defined in the Severance Plan), death or total disability, or by the officer for good reason (as defined in the Severance Plan)) occurring within 36 months following a change of control (as defined in the Severance Plan), the officer will be entitled to receive certain benefits, including a monthly severance benefit equal to the officer’s monthly termination compensation during the 12-calendar month period following the termination date.  The Severance Plan is further described in the “Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” section below.

Our named executive officers, or their beneficiaries, would also receive payments due to them at retirement, death or disability pursuant to our non-discriminatory 401(k) retirement plan, our Amended Phantom Plans, our 2016 Plan and our deferred compensation plans.  The vested amounts due to each named executive officer under our Amended Phantom Plans, under our 2016 Plan and under our deferred compensation plans are provided under the captions “Executive Compensation - 2019 Stock Vested” and “Executive Compensation - 2019 Nonqualified Deferred Compensation” in this proxy statement.

Below is a table showing the amount of post-employment compensation and benefits that would be provided to each named executive officer due to a termination of employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2019.  The amounts in the table below do not include payments for compensation and benefits earned prior to the triggering event or gross-ups for excise taxes.

	Termination of Service			Change in Control(3)
Named Executive Officer	With Cause ($)	Without Cause ($)(1)		Without Termination of Service ($)	With Termination of Service ($)
Earl E. Congdon	—	1,398,413		1,398,413	16,411,564	(4)
David S. Congdon	—	23,402,352	(2)	1,878,746	23,402,352	(5)
Greg C. Gantt	—	1,781,313		1,781,313	15,087,229	(6)
Adam N. Satterfield	—	1,027,924		1,027,924	6,059,404	(7)
Kevin M. Freeman	—	1,171,816		1,171,816	8,663,633	(8)

(1)

Pursuant to our Amended Phantom Plans and our 2016 Plan, previously unvested awards of phantom stock and unvested awards of restricted stock would be accelerated upon termination of service without cause in the case of death or total disability for each of our named executive officers (calculated using the number of unvested shares and awards multiplied by the closing share price of our common stock of $189.78, or $126.52 as adjusted for the three-for-two stock split, at December 31, 2019, as reported on the Nasdaq Global Select Market). In addition, upon termination of service without cause in the case of death or total disability for each of our named executive officers, unvested PBRSUs would become vested to the extent earned after completion of the performance period.

(2)

Mr. David Congdon, upon termination without cause, would also receive payments and benefits provided for under the provisions of his employment agreement of $21,488,809 and welfare benefits of $34,797 (welfare benefits are not provided if the termination of service results from death).

(3)

A change in control, without termination of service for the named executive officers, provides for the accelerated vesting of:  (i) previously unvested awards of phantom stock pursuant to our Amended Phantom Plans; and (ii) only in the event such awards are not assumed or substituted by the surviving company, unvested awards of restricted stock pursuant to our 2016 Plan.  The amounts in the “Without Termination of Service” column are calculated using the number of each named executive officer's unvested shares multiplied by the closing share price of our common stock of $189.78, or $126.52 as adjusted for the three-for-two stock split, at December 31, 2019, as reported on the Nasdaq Global Select Market.  The amounts in the “With Termination of Service” column reflect acceleration of previously unvested awards of restricted stock under the 2016 Plan for each named executive officer in the event of a change of control if (i) such awards are not assumed or substituted by the surviving company, or (ii) his employment is terminated by the Company not for cause or by him for good reason within specified time periods (even if such awards are assumed or substituted by the surviving company).

(4)

Mr. Earl Congdon, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $14,978,354 and welfare benefits of $34,797.  Pursuant to our Amended Phantom Plans, his previously unvested awards of phantom stock would be accelerated and he would receive payments of $144,347.  Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $1,254,066.  The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $189.78, or $126.52 as adjusted for the three-for-two stock split, at December 31, 2019, as reported on the Nasdaq Global Select Market.

(5)

Mr. David Congdon, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of his employment agreement of $21,488,809 and welfare benefits of $34,797.  Pursuant to our Amended Phantom Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $144,347.  Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $1,734,399.  The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $189.78, or $126.52 as adjusted for the three-for-two stock split, at December 31, 2019, as reported on the Nasdaq Global Select Market.

(6)

Mr. Gantt, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $13,271,119 and welfare benefits of $34,797.  Pursuant to our Amended Phantom Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $106,125.  Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $1,675,188.  The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $189.78, or $126.52 as adjusted for the three-for-two stock split, at December 31, 2019, as reported on the Nasdaq Global Select Market.

(7)

Mr. Satterfield, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $5,008,282 and welfare benefits of $23,198.  Pursuant to our Amended Phantom Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $49,039.  Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $978,885.  The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $189.78, or $126.52 as adjusted for the three-for-two stock split, at December 31, 2019, as reported on the Nasdaq Global Select Market.

(8)

Mr. Freeman, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $7,457,021 and welfare benefits of $34,797.  Pursuant to our Amended Phantom Plans, his previously unvested awards of phantom stock would also be accelerated and he would receive payments of $63,690.  Pursuant to our 2016 Plan, his previously unvested awards of restricted stock would also be accelerated and he would receive payments of $1,108,125.  The amounts are calculated using the number of unvested shares multiplied by the closing share price of our common stock of $189.78, or $126.52 as adjusted for the three-for-two stock split, at December 31, 2019, as reported on the Nasdaq Global Select Market.

Life Insurance Policy

Mr. David Congdon is eligible to receive a life insurance benefit that provides Mr. Congdon and his family with up to $10,000,000 in coverage at preferred rates, with certain costs being paid or reimbursed by us in accordance with his employment agreement.  Upon his death, Mr. Congdon's elected beneficiaries would receive the death benefits provided for under the policy he has obtained.

David Congdon Employment Agreement

We currently have an employment agreement with Mr. David Congdon, which was approved by the Board based on the recommendation of the Compensation Committee.  The agreement requires Mr. Congdon to perform duties customarily performed by a person holding his position and to perform other services and duties reasonably assigned to him from time to time.

The amended and restated employment agreement with Mr. David Congdon, as amended, entitles him, while employed by us, to:  (i) a base salary, to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers; (ii) participate in the PIP, any of our other bonus or incentive plans (whether in existence at the date of the employment agreement or later established) in which our other senior executives are entitled to participate and certain other plans and benefits we offer to our senior executives generally; (iii) a discretionary bonus as determined by the Board; (iv) the personal use of our corporate aircraft (in accordance with our general policy); (v) an automobile for personal and business use; and (vi) receive a life insurance benefit that provides him and his family with up to $10,000,000 in coverage at preferred rates.

This agreement provides for a term that continues until the earliest of: (i) his death; (ii) written notice by him or us of a desire to terminate, subject to a 90-day notice requirement; (iii) termination for cause; (iv) termination by him for “Good Reason;” or (v) termination resulting from total disability. “Good Reason” is generally defined as:  (i) our material breach of any provision of the agreement; (ii) his failure to be elected or re-elected to the Board; (iii) a material reduction in his base salary; (iv) the merger of the Company or transfer of a significant portion of its assets unless the successor assumes all of our duties and obligations under the agreement; (v) the assignment of duties to him inconsistent with his position in the Company; (vi) the exclusion of his participation in our employee benefit plans; (vii) the transfer of his primary work location to a location that is more than 30 miles from his current primary work location or the requirement that he relocate his principal residence more than 30 miles from his current primary work location; (viii) our requirement that he travel on Company business to a substantially greater extent than required immediately prior to the date of the agreement; or (ix) the occurrence of a Fundamental Disagreement (as defined below). Unless written notification is provided by Mr. Congdon or us, the term is automatically extended on the first day of each month for one additional calendar month, unless Mr. Congdon or we desire to fix the term for a definite three-year period.

A “Fundamental Disagreement” is generally defined as a material disagreement between Mr. Congdon and the Board that occurs within three years after a Change of Control (as defined below), concerns the strategic direction of the Company or another issue of fundamental importance to the Company and is deemed to be a Fundamental Disagreement by a majority of the members of the Board who are not also members of his family.  Generally, a "Change of Control" is defined to be the earliest of: (i) the date any person or group of persons, directly or indirectly, becomes the beneficial owner of 35% or more of the combined voting power of our then outstanding shares of common stock (excluding Mr. Congdon, our employee benefit plans, and any member of Mr. Congdon's family unless a majority of the independent members of the Board determines that such family member's beneficial ownership creates a substantial threat to corporate policy and effectiveness); (ii) the date when individuals who at the beginning of any two-year period constitute the Board, plus new directors whose nomination or election was approved by at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the Board; (iii) the date of an equity transaction that would result in our voting securities immediately prior to the transaction representing less than 60% of the combined voting power of the Company or a surviving entity immediately after the transaction; or (iv) the date of the sale or disposition of all or substantially all of our assets.

If termination of the employment of Mr. Congdon, either voluntarily or by us, results in a compensation continuance termination event, Mr. Congdon is entitled to receive his base salary through the last day of the month of termination and, for the three-year period following termination, an annual amount equal to the average of Mr. Congdon's base salary and his annual bonus under our non-equity incentive plan for the three calendar years within the five calendar-year period preceding termination that produces the highest average annual compensation.  A compensation continuance termination event is defined in the employment agreement to mean termination due to:  (i) our exercise of a 90-day notice exception; (ii) Mr. Congdon's total disability; (iii) Good Reason; or (iv) the expiration of a three-year term after being fixed by us.  If the excise tax under Section 4999 of the Code would apply to such payments, they will be reduced or otherwise adjusted so that the excise tax will not apply.  Mr. Congdon's final average compensation payable during the first six months of the compensation continuance period shall be paid to him in a lump sum as of the first day of the seventh calendar month of the compensation continuance period.  During such period, he will also receive continued coverage under our medical, dental, vision and life insurance benefit programs.  If the termination does not result in a compensation continuance termination event, Mr. Congdon is due only his base salary through the last day of the month in which the termination date occurs.

Mr. Congdon is also subject to a non-competition and non-solicitation clause, which covers the term of his employment plus the twenty-four month period following his termination of employment.  In addition, Mr. Congdon’s bonus, incentive and/or equity-based compensation paid to him under or pursuant to the terms of the employment agreement or any other plan or program of the Company will be subject to any recoupment, “clawback” or similar policy adopted by the Board after the date of the employment agreement.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On October 31, 2018, the Board, upon the recommendation of the Compensation Committee, approved the Severance Plan.  The Severance Plan is an amendment and restatement of the Change of Control Severance Plan originally adopted effective May 16, 2005 and previously amended and restated effective January 1, 2009 (the “Prior Plan”).  Mr. Earl Congdon, Mr. Gantt, Mr. Freeman, and Mr. Satterfield are participants in the Severance Plan.  The Committee determined that Mr. David Congdon should not participate in the Severance Plan, as his employment agreement generally provides for change of control termination benefits.

Under the Severance Plan, in the event an officer’s employment is terminated as a result of a compensation continuance termination event (termination of the officer’s employment by the Company for any reason other than for cause (as defined in the Severance Plan), death or total disability, or by the officer for good reason (as defined in the Severance Plan)) occurring within 36 months following a change of control (as defined in the Severance Plan), the officer will be entitled to receive the following benefits:  (i) base salary through the last day of the month in which the termination date occurs; (ii) a cash payment in lieu of any accrued but unused vacation through the termination date; (iii) any unreimbursed business expenses incurred through the termination date; (iv) any earned but unpaid cash incentive bonus amounts; (v) any payments and benefits to which the officer is entitled pursuant to the terms of any employee benefit or compensation plan or program in which the officer participates or participated; (vi) a monthly severance benefit equal to the officer’s monthly termination compensation during the 12-calendar month period following the termination date; and (vii) continued participation in the Company welfare benefit plans until the earlier of the officer’s death or the last day of the 24-calendar month period following the termination date.  The monthly termination compensation is an amount equal to:  two and one-half (2.5) times the sum of the officer’s base salary and bonus amount for officers with the title of Senior Vice President or higher (excluding the Chief Executive Officer), and three (3) times the sum of the officer’s base salary and bonus amount for the Chief Executive Officer, in each case divided by twelve (12).  Base salary and bonus amount generally means the sum of:  (i) the officer’s base salary on an annualized basis, plus (ii) a 3-year lookback average of the cash bonuses earned by the officer.  Any eligible officer who was a participant in the Prior Plan on October 30, 2018 and was eligible based on years of service under the terms of the Prior Plan for 36 months of severance shall be entitled to the greater of the termination compensation benefits under the Severance Plan or the terms of the Prior Plan.  As a result, based on their prior service to the Company, each of Mr. Earl Congdon, Mr. Gantt, and Mr. Freeman qualify for 36 months of severance.  In no event, however, shall the termination compensation for any officer exceed an aggregate amount equal to three (3) times the sum of an officer’s base salary and bonus amount.

All payments of benefits to an officer under the Severance Plan are subject to the officer’s compliance with certain confidentiality, non-compete, non-solicit, and non-disparagement provisions during and following the termination of employment with the Company.  The officer’s rights, if any, with respect to any phantom stock awards, RSAs, PBRSUs, restricted stock units and/or other equity awards granted to such officer under any Company equity-based incentive plans shall be as determined under the applicable incentive plan and award agreement(s).  All payments and benefits made to an officer under the Severance Plan will be subject to any recoupment, “claw back” or similar policy or arrangement adopted by the Board, and any similar provisions under applicable law.

CEO Pay Ratio Disclosure

In August 2015, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer (“CEO”). During the fiscal year ended December 31, 2019, our CEO was Greg C. Gantt.  The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K:

Median Employee annual total compensation	$ 81,583
CEO annual total compensation	$ 7,344,950
Ratio of CEO to Median Employee annual total compensation	90:1

Although there has been no change in our employee population or our employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure, a significant change in the circumstances of the median employee utilized in 2017 and 2018 occurred. As a result, to calculate our 2019 CEO pay ratio, we selected an employee whose compensation was substantially similar to the 2017/2018 median employee based on the same compensation measure we used to select the 2017/2018 median employee. The median employee’s annual total compensation was calculated in accordance with the requirements of the Summary Compensation Table and includes: salary, bonus, and 401(k) employer matching contribution.  SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions.  As a result, our reported pay ratio may not be comparable to other companies’ pay ratios.

Director Compensation

2019 Compensation of Directors

The following table reflects compensation earned for services performed in 2019 by members of our Board who were not named executive officers:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Sherry A. Aaholm	80,000	116,934	468	197,402
John R. Congdon, Jr.	80,000	116,934	4,193	201,127
Bradley R. Gabosch	80,000	116,934	1,968	198,902
Patrick D. Hanley	80,000	116,934	4,068	201,002
John D. Kasarda	92,500	116,934	468	209,902
Leo H. Suggs	120,000	116,934	1,968	238,902
D. Michael Wray	105,000	116,934	1,968	223,902

(1)

Each non-employee director was awarded a grant of restricted stock on May 15, 2019, with the number of shares determined by dividing the target value of $120,000 by the 50-day average closing price of our common stock ($148.80) beginning March 5, 2019 and ending May 14, 2019 (not adjusted for the three-for-two stock split).  The grant date fair value of these awards, computed in accordance with ASC 718, was determined by multiplying the 806 shares of restricted stock underlying each award by the closing price of our common stock of $145.08 on the grant date of May 15, 2019, as reported on the Nasdaq Global Select Market (not adjusted for the three-for-two stock split).  The value of each RSA assumes that all shares will vest in accordance with the requirements of the 2016 Plan described in "Components of Compensation" below.  As of December 31, 2019, the RSA of 806 shares, or 1,209 shares as adjusted for the three-for-two stock split, granted to each non-employee director on May 15, 2019 represented the only unvested shares for each non-employee director.

(2)

The amount in the table reflects: (i) our contribution to a qualifying charitable organization, recognized as a tax-exempt organization under Section 501(c)(3) of the Code, made on behalf of the non-employee director ($1,500 for each of Mr. Congdon, Mr. Gabosch, Mr. Hanley, Mr. Suggs and Mr. Wray); (ii) our cost to provide our non-employee directors with the opportunity to participate, on a voluntary basis, in an executive health program ($2,225 for Mr. Congdon and $2,100 for Mr. Hanley); and (iii) $468 of accumulated dividends on each non-employee director's restricted stock award that was granted in 2018 and vested in 2019. See the "Components of Compensation" section below for more information on vesting terms of the restricted stock granted to non-employee directors.

Components of Compensation

The non-employee director compensation structure applicable for 2019 is provided below:

Director Role	Annual Cash Retainer Amount ($)	Annual Restricted Stock Grant Amount ($)
Member (all non-employee directors)	80,000	120,000
Audit Committee Chair (1)	25,000	—
Compensation Committee Chair (1)	15,000	—
Governance and Nomination Committee Chair (1)	12,500	—
Lead Independent Director (1)	25,000	—

(1)

Each non-employee Chair of a Board Committee and the Lead Independent Director receives an annual retainer for service as Chair of a Committee and/or as Lead Independent Director, which is in addition to the non-employee director retainer of $80,000.

The annual retainers, for both the Board and its Committees, are paid ratably at the end of each fiscal quarter.  Directors receive reimbursement of certain business and travel expenses incurred in their capacities as directors, including participation in director education programs.  Otherwise, there is no additional compensation provided for attendance at in-person or telephonic meetings. As employees in 2019, Mr. Earl Congdon, Mr. David Congdon, and Mr. Gantt received no retainer or RSAs for Board service.

Non-employee members of the Board are eligible to receive grants under the 2016 Plan.  RSAs granted to non-employee directors under the 2016 Plan generally vest upon the earlier to occur of the following, provided the participant is still serving as a director: (i) the one-year anniversary of the grant date; (ii) the date of a change of control in our ownership; (iii) death; or (iv) total disability.  Awards that are not vested upon termination of service as a director are forfeited.   Each director is also subject to our Stock Ownership Policy and is required to achieve and maintain a stock ownership threshold equal to three times the annual Board cash retainer.  The descriptions of eligible equity and treatment of grants under the 2016 Plan described above for officers also apply to directors.  See “Compensation Discussion and Analysis - Stock Ownership Policy.”

The Compensation Committee, in conjunction with Pearl Meyer, its independent compensation consultant, periodically reviews the compensation of the non-employee directors and recommends any changes to the Board. In 2019, upon the recommendation of Pearl Meyer and the Compensation Committee, the Board determined that it would be in the best interests of the Company to increase the annual Board cash retainer for each non-employee director from $80,000 to $90,000 and increase the annual RSA grant value for each non-employee director from $120,000 to $135,000, each effective in connection with the 2020 Annual Meeting. These changes were made based on Pearl Meyer’s review and analysis of our non-employee director compensation, and Pearl Meyer’s recommendation that we increase the annual cash retainer and equity grant value amounts so that our average total direct compensation value for our non-employee directors aligned more closely with the 50th percentile market value for our industry peers, using the same peer group as noted above for our named executive officer market pay analysis. No changes were made to the existing cash retainers for the Lead Independent Director or any of the Committee Chairs.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2019, as adjusted for the three-for-two stock split, relating to our only equity compensation plan, the 2016 Plan. Under the 2016 Plan, grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time. In addition, outstanding phantom stock awards, if so amended for settlement in shares of our common stock under our Amended Phantom Plans, may be so settled from time to time under the 2016 Plan.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	704,891 (1)	—	1,941,432 (2)
Equity compensation plans not approved by shareholders	—	—	—
Total	704,891 (1)	—	1,941,432 (2)

(1)

Includes 90,894 shares, as adjusted for the three-for-two stock split, that may be issued pursuant to outstanding PBRSUs, if certain performance-based and service-based conditions are met, assuming the maximum level of performance is achieved, and 613,997 shares, as adjusted for the three-for-two stock split, that may be issued pursuant to outstanding vested and unvested, unsettled phantom stock awards following termination of employment.  Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled for shares of common stock on a one-for-one basis.  Phantom stock awards that have been amended for settlement in shares of common stock are distributed to participants in accordance with their terms at no additional cost.  For purposes of this table, we have assumed that all vested and unvested, unsettled phantom stock award balances as of December 31, 2019 would be distributed in shares of common stock.

(2)

The total shares available for future issuance in column (c), as adjusted for the three-for-two stock split, may be the subject of awards other than options, warrants or rights granted under the 2016 Plan.  As of December 31, 2019, only grants of RSAs and PBRSUs have been awarded under the 2016 Plan.

RELATED PERSON TRANSACTIONS

Executive Officer and Director Family Relationships

Earl E. Congdon, our Senior Executive Chairman of our Board, is the father of David S. Congdon, our Executive Chairman of our Board.  John R. Congdon, Jr., a non-employee director, is the nephew of Earl E. Congdon. At March 12, 2020, the affiliate members of the Congdon family, in the aggregate, beneficially owned approximately 19% of our outstanding common stock.

Other Family Relationships

Christopher M. Harrell, our Director - Maintenance Administration & Fuel, is the son-in-law of David S. Congdon.  For the year ended December 31, 2019, we paid Mr. Harrell a base salary and bonus of $324,530, as well as other benefits totaling $22,771.  Mr. Harrell continues to serve as our Director - Maintenance Administration & Fuel, and during 2020 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2019.

Matthew H. Nowell, our Director - Real Estate Development, is the son-in-law of David S. Congdon.  For the year ended December 31, 2019, we paid Mr. Nowell a base salary and bonus of $318,321, as well as other benefits totaling approximately $42,489.  Mr. Nowell continues to serve as our Director - Real Estate Development, and during 2020 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2019.

Mark A. Penley, our Director – Safety, is the grandson of Earl E. Congdon and the nephew of David S. Congdon.  For the year ended December 31, 2019, we paid Mr. Penley a base salary and bonus of $318,521, as well as other benefits totaling $5,020. Mr. Penley continues to serve as our Director - Safety, and during 2020 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2019.

Matthew A. Penley, who serves as one of our Assistant Service Center Managers, is the grandson of Earl E. Congdon and the nephew of David S. Congdon.  For the year ended December 31, 2019, we paid Mr. Penley a base salary and bonus of $123,734, as well as other benefits totaling $6,662.  Mr. Penley continues to serve as an Assistant Service Center Manager for us, and during 2020 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2019.

Audit Committee Approval and Related Person Transactions Policy

Each of the foregoing transactions or series of transactions was reviewed and approved by the Audit Committee.  In considering whether to approve such transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of the transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties.  Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions in which we are a participant to help ensure that any such transactions are identified and given appropriate consideration.  Generally, any financial transaction, arrangement or relationship in an amount exceeding $120,000 in which we are or would be a participant, and in which any related person, as defined by Item 404 of Regulation S-K under the Exchange Act, has or would have a direct or indirect material interest, is prohibited unless:  (i) approved or ratified by the Audit Committee in accordance with the policy; (ii) approved by the Chair of the Audit Committee and ratified by the Audit Committee in accordance with the policy; or (iii) the transaction is of the type of pre-approved transactions listed in the policy.  It is our policy to enter into or ratify such transactions only when the Board, acting through the Audit Committee, determines that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including, but not limited to:  (i) whether the transaction was entered into in the ordinary course of business of the Company; (ii) the purpose of, and potential benefits to the Company of, the transaction; (iii) the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related person; (iv) the related person’s interest in the transaction; (v) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (vi) the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or officer; (vii) the availability of other sources for comparable products or services; (viii) the terms available to unrelated third parties or to employees generally in an arms-length negotiation; (ix) required public disclosure, if any; and (x) any other information regarding the transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.  No member of the Audit Committee will participate in any review, consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000, when aggregated with all other amounts received or paid.  Based on all relevant facts and circumstances, the Audit Committee will determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship.  Except as discussed above, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our process for review, approval or ratification (as summarized above) with related persons in which the Company was or is to be a participant, the amount involved exceeded $120,000, and any related person had or will have a direct or indirect material interest.

Proposal 2 - Approval, on an Advisory Basis, of the Compensation
of our Named Executive Officers

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (a "say-on-pay" vote).  Taking into consideration the most recent voting results from our 2017 Annual Meeting concerning the frequency of the shareholder advisory vote to approve the compensation of our named executive officers, we determined that we will continue to hold an annual advisory vote to approve the compensation of our named executive officers until the next required advisory vote on the frequency of such votes.

Our financial results for 2019 reflected Company records in revenue and net income, as we reached $4.1 billion in annual revenue and $615.5 million in net income. We believe our continued focus on revenue quality and cost control contributed to these results, despite the challenges of operating in a sluggish macroeconomic environment. These efforts resulted in an industry-leading 80.1% operating ratio and a stronger financial position.  We believe our solid financial performance was attributable to the execution of our strategic plan, which included key decisions made by our named executive officers. We also believe our compensation program has been effective in focusing our executives on continuous operational excellence, long-term value creation, and in aligning executive pay with performance. Evidence of our performance includes a compounded annualized total shareholder return, including cumulative dividends, of 30.7% for the three years ended December 31, 2019 that led to our addition to the S&P 500 Index in 2019.

Highlights of our executive compensation program include the following:

•	Pay-for-Performance
o

Our PIP is designed to tie a significant portion of current cash compensation directly to corporate performance.  PIP payouts are directly tied to changes in our profitability, ensuring that our executive compensation is aligned with our financial performance.  Just as our PIP can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined, it can produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved and/or outperformed peers.

•	Focus on Long-Term Success
o

The 2016 Plan serves as our primary equity incentive plan.  It is important that our officers have financial interests that are aligned with the long-term interests of the Company and our shareholders.  All equity grants to executive officers are performance-based. The long-term equity component of our executive compensation program includes grants of RSAs and PBRSUs under the 2016 Plan to each of our named executive officers.

•	Alignment with Shareholder Interests
o	Our compensation policies are designed to attract, motivate and retain key executives who are critical to our success.
o

The PIP links a significant portion of executive compensation directly to our profitability.  The PIP provides that in no event shall PIP payments exceed the lesser of 10x an executive officer’s base salary or 1.5% of the Company’s income before tax and the effects, if any, of a change in accounting principle, extraordinary items or discontinued operations.

o

The RSAs currently link a portion of executive compensation directly to Company performance and the creation of long-term shareholder value.  The PBRSUs are based on a forward-looking performance goal over a one-year performance period tied to Company profitability, further strengthening the alignment of executive compensation with shareholder interests.

o	Severance and change in control agreements do not include gross-ups for excise taxes.
o

Our securities trading policy prohibits hedging or pledging of our securities by directors, officers and employees.  The policy also prohibits directors, officers and employees from holding our securities in margin accounts or pledging our securities for a loan.

o	Our Stock Ownership Policy subjects our directors, executive officers and other officers to minimum stock ownership and equity retention requirements.

o

Our Clawback Policy supports a culture of accountability and discourages conduct detrimental to our growth and financial performance by allowing the Company to recover cash and equity incentive compensation from our officers and certain other employees under specified circumstances.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement for a more thorough discussion of our compensation philosophy, which is designed to align our key executives' compensation with both our business objectives and the interests of our shareholders.  We also recommend that our shareholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included under the caption “Executive Compensation” in this proxy statement.

For the reasons stated above, the Board recommends that our shareholders vote “for” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Old Dominion's named executive officers, as disclosed in the proxy statement for our 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

To be approved, the number of votes cast “for” this advisory resolution must exceed the votes cast “against” this advisory resolution.  Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management.  To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, however, the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

The Board has unanimously approved, subject to shareholder approval, an amendment to Article II of our Amended and Restated Articles of Incorporation, as amended (“Articles of Incorporation”) to increase the number of authorized shares of our common stock from 140,000,000 to 280,000,000. If this amendment is approved by our shareholders, Article II of our Articles will be amended and restated in its entirety as follows:

“The Corporation shall have the authority to issue Two Hundred Eighty Million (280,000,000) shares of Common Stock having a par value of Ten Cents ($0.10) per share.”

The remaining provisions of our Articles of Incorporation would remain unchanged. The Board has determined that this amendment is in the best interest of Old Dominion and our shareholders and recommends that the shareholders approve this amendment.

We last increased the number of shares of common stock that we are authorized to issue under our Articles of Incorporation on May 23, 2012. Since that time, we have effected three-for-two stock splits of our common stock in each of September 2012 and March 2020. As of our record date of March 12, 2020, we had 79,189,143 shares outstanding, which represented over 56% of the authorized shares of common stock under our Articles of Incorporation. These amounts are not adjusted for the three-for-two stock split because the shares issued in the three-for-two stock split were not outstanding on the record date.

Following the three-for-two stock split, we have only 21,216,285 authorized but unissued shares of our common stock, which we believe is inadequate to provide us with the flexibility necessary to respond to future needs and opportunities.

If the amendment is approved, then the number of authorized but unissued shares of common stock would be increased to 161,216,285. The Board believes that the proposed increase in the number of authorized shares of common stock will benefit us by improving our flexibility in responding to future business needs and opportunities. The additional authorized shares will be available for issuance from time to time to enable us to respond to future business opportunities requiring the issuance of shares, including stock splits or dividends, the consummation of common stock-based financings, acquisition or strategic joint venture transactions involving the issuance of common stock, issuances of common stock under our 2016 Plan or any new equity compensation plans that we may adopt in the future and issuances of common stock for other general corporate purposes that the Board may deem advisable. The Board is seeking approval for the amendment at this time because opportunities requiring prompt action may arise in the future, and the Board believes the delay and expense in seeking approval for additional authorized common stock at a special meeting of shareholders could deprive us and our shareholders of the ability to take advantage of potential opportunities. The terms upon which any such shares of common stock may be issued would be determined by the Board.

Our shareholders have no preemptive rights to acquire additional shares of common stock, which means that current shareholders do not have a right to purchase any new issuance of shares of common stock in order to maintain their proportionate ownership interests in Old Dominion. Since our shareholders have no preemptive rights, we could implement the amendment at any time following shareholder approval without further authorization from the shareholders of the Company, except to the extent otherwise required by law or regulation or Nasdaq rules and listing standards. The additional shares for which authorization is sought would be identical to the shares of our common stock now authorized.

The proposed increase in the number of authorized shares of common stock is not intended to impede a change of control of Old Dominion, and we are not aware of any current efforts to acquire control of Old Dominion or otherwise accumulate shares of our common stock. It is possible, however, that the additional shares contemplated by the amendment could be issued in connection with defending Old Dominion against a hostile takeover bid to dilute the equity ownership of a person or entity seeking to obtain control of Old Dominion, or in a private placement with purchasers who might side with the Board if it chose to oppose a specific change of control. These additional shares also could be issued in order to deter an attempt to replace the Board by diluting the percentage of shares held by persons seeking to control us by obtaining seats on the Board. Accordingly, the amendment could have the effect of discouraging efforts to gain control of Old Dominion in a matter not approved by the Board. The actual issuance of additional shares of our common stock in the future could have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of our common stock. We currently have no formal plans, understandings, contracts, agreements or arrangements with respect to the issuance of additional shares of common stock not previously authorized for issuance by the Board.

Assuming the existence of a quorum, the proposal to amend Article II of our Articles of Incorporation to increase the number of authorized shares of common stock from 140,000,000 to 280,000,000 requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock as of the record date. Because the proposal requires the vote of outstanding shares, as opposed to votes cast, abstentions will have the effect of a negative vote on this proposal.

If the amendment is approved by our shareholders, it will become effective upon the filing of articles of amendment with the Virginia State Corporation Commission.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE

NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 140,000,000 TO 280,000,000.

The holders of more than two-thirds of the outstanding shares of our common stock entitled to vote at the meeting must vote in favor of this proposal in order for it to be approved.

Proposal 4 – Ratification of the Appointment of our Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (as defined above, "EY") to serve as our independent registered public accounting firm for the year ending December 31, 2020.  Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of EY to the shareholders for ratification as a matter of good corporate governance.  In the event the shareholders fail to ratify the appointment of EY, the Audit Committee will consider whether to appoint another independent registered public accounting firm for the year ending December 31, 2020.  Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

To be approved, the number of votes cast “for” this proposal must exceed the votes cast “against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

Independent Registered Public Accounting Firm
Fees and Services

EY charged the following fees for services relating to fiscal years 2019 and 2018:

Category of Service	Fiscal Year 2019 ($)	Fiscal Year 2018 ($)
Audit Fees	870,000	845,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	870,000	845,000

Audit Fees.  This category includes the aggregate fees billed for professional services rendered by EY for the audits of our financial statements for fiscal years 2019 and 2018, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years.  Audit fees also include the aggregate fees billed for professional services rendered for the audit of our internal control over financial reporting.

Audit-Related Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by EY that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by EY for tax compliance, tax planning and tax advice.  Tax compliance includes the preparation of state and federal income tax returns.  Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees.  This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by EY that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Our engagement of EY to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy.  This policy is described under "Corporate Governance - Audit Committee Pre-Approval Policies and Procedures" above.

Annual Report on Form 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2019, without charge, from our website, https://ir.odfl.com/annual-reports, or by writing to Adam N. Satterfield, Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360.  Exhibits are not included, but copies of those exhibits may be obtained upon payment of copying charges.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household.  We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address:  Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention:  Adam N. Satterfield, Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary or by contacting us at (336) 889-5000.  Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

You may also elect to receive or access our proxy statement, Annual Report to Shareholders and/or other shareholder communications electronically via email or the Internet by contacting Broadridge if you are a registered shareholder, or by contacting your bank, broker or other nominee record holder if you are a beneficial owner. If you vote your proxy using the Internet, you may also indicate at that time that you agree to receive or access proxy materials electronically in future years.  Receiving this information electronically is faster than regular mail.  In addition, electronic delivery benefits the environment by consuming fewer natural resources and creating less paper waste.  Electronic delivery of proxy materials and other shareholder communications is efficient and convenient, and you may revoke your consent to electronic delivery at any time.

Deadline for Shareholder Proposals

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2021 Annual Meeting in accordance with Exchange Act Rule 14a-8 must ensure that the proposal is received by us at our principal executive offices no later than December 21, 2020.

In addition to any other applicable requirements, for business to be properly brought before the 2021 Annual Meeting by a shareholder, even if the proposal or proposed director candidate is not to be included in our proxy statement, our bylaws provide that the shareholder must give timely advance notice of such business in writing to our Secretary.  Such notice must be given, either by personal delivery or by certified mail addressed to our Secretary, at our principal office and received at least 120 days and not more than 150 days prior to the first anniversary of the date that we mailed our proxy materials for the 2020 Annual Meeting.  As a result, such proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received no earlier than the close of business on November 21, 2020 and no later than the close of business on December 21, 2020.

As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the notice must contain:  (i) the name and address, as they appear on our stock transfer books, of such shareholder proposing such business; (ii) the name and address of such beneficial owner, if any; (iii) a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring the business specified in the notice before the meeting; (iv) the class and number of shares of our stock beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; and (v) a description of any agreement that has been entered into by or on behalf of the shareholder or any of its affiliates or associates, the intent of which is to mitigate loss, manage risks or benefit from changes in the share price of our stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of our stock.

As to each item of business, the notice must contain:  (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented at the 2021 Annual Meeting and the reasons therefor; (ii) a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person(s) (including their names) in connection with the proposal of such business by the shareholder; (iii) any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement; and (iv) any material interest of the shareholder or beneficial owner, if any, in such business.  In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under the caption “Corporate Governance – Director Nominations” in this proxy statement.  If written notice is not timely or properly given, we may exclude the proposal or proposed director candidate from consideration at the meeting.

By Order of the Board of Directors

Ross H. Parr

Senior Vice President - Legal Affairs,

General Counsel and Secretary

Thomasville, North Carolina

April 20, 2020

While we currently intend to hold our Annual Meeting of Shareholders as scheduled, we are sensitive to public health and travel safety concerns, as well as executive orders, advisories and recommendations that public officials have issued or may issue, including with respect to limitations on the size of gatherings, in light of the evolving coronavirus (COVID-19) pandemic.  As a result, we may take further actions, including imposing additional procedures regarding Annual Meeting attendance, changing the place of our Annual Meeting, and/or postponing our Annual Meeting.  If we change the time, date or place of our Annual Meeting, we will issue a press release and make a filing with the Securities and Exchange Commission.

E91911-P33915

OLD DOMINION FREIGHT LINE, INC.
Annual Meeting of Shareholders on May 20, 2020, 10:00 A.M. EDT
This proxy is solicited on behalf of the Board of Directors
and will be voted as properly specified by the shareholder.

The undersigned shareholder(s) of Old Dominion Freight Line, Inc. designates David S. Congdon, Greg C. Gantt and Ross H. Parr, and any of them, with full power to act alone, agents and proxies to vote the shares of the undersigned at the Annual Meeting of Shareholders, Wednesday, May 20, 2020 at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof, as designated on the reverse side.

Please sign the proxy printed on the other side and return it at once unless you are a shareholder of record and expect to attend the meeting and vote in person. The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if properly executed and returned, will be voted "for" the election of all of the director nominees identified herein, and "for" each of proposals 2, 3 and 4, if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents and proxies named above. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy by properly voting at the annual meeting or otherwise properly completing and delivering a later-dated proxy.

Continued and to be signed on reverse side

OLD DOMINION FREIGHT LINE, INC.
ATTN: ADAM N. SATTERFIELD,
SENIOR VICE PRESIDENT-FINANCE,
CHIEF FINANCIAL OFFICER
500 OLD DOMINION WAY
THOMASVILLE, NC 27360

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E91910-P33915 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OLD DOMINION FREIGHT LINE, INC.

The Board of Directors recommends that you vote FOR ALL on the following proposal:

	For All	Withhold All	For All Except
1. Election of eleven directors named below to the Company's Board of Directors for one-year terms and until their respective successors have been elected and qualified, as set forth in the accompanying proxy statement.	☐	☐	☐

Nominees:

01) Sherry A. Aaholm
02) Earl E. Congdon
03) David S. Congdon
04) John R. Congdon, Jr.
05) Bradley R. Gabosch
06) Greg C. Gantt
07) Patrick D. Hanley
08) John D. Kasarda
09) Wendy T. Stallings
10) Leo H. Suggs
11) D. Michael Wray

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends that you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

These shares should be represented at the meeting either in person or by your properly completed proxy. The meeting will be held Wednesday, May 20, 2020, at 10:00 a.m. Eastern Daylight Time, at the principal executive offices of Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360.

PLEASE SIGN AND SEND IN YOUR PROXY

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2019.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date